This preliminary prospectus supplement and the accompanying prospectus relate to an effective registration statement under the Securities Act of 1933, but the preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(3)
Registration No. 333-162227 and 333-162227-01 through -32
SUBJECT TO COMPLETION, DATED NOVEMBER 16, 2009

Preliminary Prospectus Supplement
(To Prospectus dated September 30, 2009)

AmerisourceBergen Corporation

$
     % Senior Notes due 2019

We are offering $      aggregate principal amount of     % Senior Notes due 2019 (which we refer to in this prospectus supplement as the “notes”). The notes will bear interest at a rate of     % per year, payable semiannually in arrears on           and          of each year, beginning on          , 2010. The notes will mature on          , 2019, unless earlier redeemed or repurchased. The notes will initially be jointly and severally guaranteed on an unsecured basis by certain of our subsidiaries.

The notes will be unsecured and will rank equal in right of payment with all of our other existing and future unsecured and unsubordinated indebtedness and senior to any of our future indebtedness, if any, that expressly provides for its subordination to the notes. The notes will be effectively junior to all of our current and future secured indebtedness and structurally subordinated to all indebtedness and other liabilities, including trade payables, of our subsidiaries that are not guarantors of the notes (we refer to such subsidiaries in this prospectus supplement as the “non-guarantor subsidiaries”).

We may redeem the notes in whole or in part at any time at the “make-whole” redemption price set forth in this prospectus supplement.

If a change of control triggering event (as defined in this prospectus supplement) occurs, we must offer to repurchase the notes at a purchase price equal to 101% of the principal amount of the notes to be purchased, plus accrued and unpaid interest, if any.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-5 of this prospectus supplement for a discussion of certain risks you should consider prior to deciding whether to purchase the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Proceeds to
	Public Offering	Underwriting	AmerisourceBergen
	Price	Discount	(Before Expenses)

Per Note	%	%	%
Total	$	$	$

The public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from November   , 2009 and accrued interest must be paid by the purchaser if the notes are delivered after that date.

The notes will not be listed on any securities exchange. Currently, there is no public trading market for the notes.

The underwriters expect to deliver the notes to purchasers in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants on or about November   , 2009.

Joint Book-Running Managers

BofA Merrill Lynch	J.P. Morgan

The date of this Prospectus Supplement is November   , 2009

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT	S-ii
DOCUMENTS INCORPORATED BY REFERENCE	S-iii
SUMMARY	S-1
RISK FACTORS	S-5
USE OF PROCEEDS	S-9
RATIO OF EARNINGS TO FIXED CHARGES	S-9
CAPITALIZATION	S-10
DESCRIPTION OF NOTES	S-11
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	S-28
UNDERWRITING (Conflicts of Interest)	S-32
VALIDITY OF SECURITIES	S-34
Prospectus
RISK FACTORS	1
ABOUT THIS PROSPECTUS	1
WHERE YOU CAN FIND MORE INFORMATION	2
DOCUMENTS INCORPORATED BY REFERENCE	2
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION	3
AMERISOURCEBERGEN CORPORATION	5
USE OF PROCEEDS	5
RATIO OF EARNINGS TO FIXED CHARGES	5
DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK	5
DESCRIPTION OF DEBT SECURITIES	12
DESCRIPTION OF DEPOSITARY SHARES	23
DESCRIPTION OF WARRANTS	25
DESCRIPTION OF PURCHASE CONTRACTS	26
DESCRIPTION OF UNITS	26
PLAN OF DISTRIBUTION	27
VALIDITY OF SECURITIES	28
EXPERTS	28

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which contains the terms of this offering of the notes. The second part is the accompanying prospectus, dated September 30, 2009, which we refer to in this prospectus supplement as the “accompanying prospectus.” The accompanying prospectus is part of our Registration Statement on Form S-3 (Registration No. 333-162227) and contains more general information about the securities we may offer from time to time, some of which does not apply to this offering. The prospectus supplement and the accompanying prospectus also incorporate by reference the documents that are described under “Documents Incorporated by Reference.” Generally, when we refer to “this prospectus,” we are referring to both parts of this document combined.

In making your investment decision, you should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus, the registration statement of which this prospectus forms a part and any free writing prospectus we file with the Securities and Exchange Commission (which we refer to as the “SEC”). We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer or sale is not permitted.

If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. If the information set forth in this prospectus supplement or the accompanying prospectus varies in any way from the information set forth in a document we have incorporated by reference, you should rely on the information in the more recent document.

You should not assume the information contained in this prospectus supplement, the accompanying prospectus, the registration statement of which this prospectus forms a part or any free writing prospectus we file with the SEC is accurate as of any date other than the date of such documents or that the information incorporated by reference into this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date of the document incorporated by reference. Our business, condition (financial or otherwise), results of operations and prospects may have changed since those dates.

References in this prospectus to “AmerisourceBergen,” “we,” “us” and “our” and all similar references are to AmerisourceBergen Corporation and its consolidated subsidiaries, unless otherwise stated or the context otherwise requires. However, in the “Summary — The Offering” and “Description of Notes” sections of this prospectus supplement and the “Description of Debt Securities” section of the accompanying prospectus, references to “AmerisourceBergen,” “we,” “us” and “our” are to AmerisourceBergen Corporation (parent company only) and not to any of its subsidiaries.

S-ii

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC will automatically update, modify and, where applicable, supersede this information. We incorporate by reference into this prospectus supplement the specific documents listed below and all documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act between the date of this prospectus supplement and the termination of the offering of securities under this prospectus supplement, which future filings shall be deemed to be incorporated by reference into this prospectus supplement and to be part of this prospectus supplement from the date we subsequently file such documents. Unless we specifically state otherwise, we do not incorporate by reference any documents or information deemed to be furnished and not filed in accordance with SEC rules. The SEC file number for these documents is 1-16671.

•	Our Annual Report on Form 10-K for the fiscal year ended September 30, 2008, filed with the SEC on November 25, 2008 (including portions of our definitive proxy statement on Schedule 14A filed with the SEC on January 9, 2009, incorporated therein by reference);

•	Our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2008, March 31, 2009 and June 30, 2009, filed with the SEC on February 5, 2009, May 8, 2009 and August 6, 2009, respectively;

•	Our Current Reports on Form 8-K filed with the SEC on October 1, 2008, October 30, 2008, November 14, 2008, December 11, 2008, January 22, 2009, February 19, 2009, April 23, 2009, May 1, 2009, May 19, 2009, June 2, 2009, June 4, 2009, July 30, 2009, September 9, 2009, November 2, 2009, November 3, 2009 and November 12, 2009;

•	The description of our common stock contained in our Registration Statement on Form S-4/A (File No. 333-61440), filed with the SEC on July 27, 2001, and the related prospectus filed pursuant to Rule 424(b)(3) with the SEC on August 1, 2001, including any amendments or reports filed with the SEC for the purpose of updating such description;

•	The description of our Series A Preferred Stock contained in our Registration Statement on Form 8-A filed with the SEC on August 29, 2001, including any amendments or reports filed with the SEC for the purpose of updating such description; and

•	The following unaudited financial information, which was furnished on Exhibit 99.1 to the Current Report on Form 8-K we filed with the SEC on November 3, 2009, is specifically incorporated by reference into this prospectus supplement (see “Summary — Recent Developments” in this prospectus supplement):

•	AmerisourceBergen Corporation Financial Summary for the fiscal years ended September 30, 2009 and September 30, 2008;

•	AmerisourceBergen Corporation Condensed Consolidated Balance Sheets as of September 30, 2009 and September 30, 2008;

•	AmerisourceBergen Corporation Condensed Consolidated Statements of Cash Flows for the fiscal years ended September 30, 2009 and September 30, 2008; and

•	AmerisourceBergen Corporation Summary Financial Information for the fiscal years ended September 30, 2009 and September 30, 2008.

Any statement contained in this prospectus supplement or the accompanying prospectus or in any document incorporated by reference into this prospectus supplement or the accompanying prospectus shall be deemed to be modified or, where applicable, superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus supplement or the accompanying prospectus or any subsequently filed document that also is incorporated by reference into this prospectus supplement or the accompanying

S-iii

prospectus modifies or supersedes such prior statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request and without charge, a copy of the documents referred to above that we have incorporated by reference into this prospectus supplement and a copy of the registration statement of which this prospectus is a part. You can request copies of such documents if you call or write us at the following address or telephone number:

AmerisourceBergen Corporation
1300 Morris Drive
Chesterbrook, PA 19087
Telephone: (610) 727-7000
Attention: Secretary

Exhibits to the documents will not be sent, however, unless those exhibits have specifically been incorporated by reference into such document. You may also obtain copies of our SEC filings as described under the heading “Where You Can Find More Information” in the accompanying prospectus.

S-iv

SUMMARY

This summary highlights selected information about us and this offering. It does not contain all of the information that may be important to you in deciding whether to purchase the notes. You should carefully read this entire prospectus supplement, as well as the accompanying prospectus and the documents incorporated by reference herein, which are described in the accompanying prospectus under “Where You Can Find More Information” and in this prospectus supplement under “Documents Incorporated by Reference,” prior to deciding whether to purchase the notes.

AmerisourceBergen Corporation

We are one of the world’s largest pharmaceutical services companies, with operations primarily in the United States and Canada. Servicing both pharmaceutical manufacturers and healthcare providers in the pharmaceutical supply channel, we provide drug distribution and related services designed to reduce costs and improve patient outcomes. More specifically, we distribute a comprehensive offering of brand name and generic pharmaceuticals, over-the-counter healthcare products, home healthcare supplies and equipment, and related services to a wide variety of healthcare providers primarily located in the United States and Canada, including acute care hospitals and health systems, independent and chain retail pharmacies, mail order pharmacies, physicians, medical and dialysis clinics, long-term care and other alternate site pharmacies, and other customers. We also provide pharmacy services to certain specialty drug patients. Additionally, we furnish healthcare providers and pharmaceutical manufacturers with an assortment of related services, including pharmaceutical packaging, pharmacy automation, inventory management, reimbursement and pharmaceutical consulting services, logistics services, and pharmacy management.

Our executive offices are located at 1300 Morris Drive, Chesterbrook, Pennsylvania 19087. Our telephone number is (610) 727-7000 and our website address is www.amerisourcebergen.com. Information on our website does not constitute part of this prospectus supplement or the accompanying prospectus.

Recent Developments

On November 3, 2009, we issued a press release announcing our earnings for the fiscal year ended September 30, 2009. The press release was furnished as Exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on November 3, 2009. Certain financial information as of and for each of the fiscal years ended September 30, 2009 and September 30, 2008 contained in the press release is incorporated by reference into this prospectus (see “Documents Incorporated by Reference” in this prospectus supplement). Such financial information should be read along with our financial statements and accompanying notes to those financial statements, together with the information set forth under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2008 and in our Quarterly Report on Form 10-Q for the period ended June 30, 2009, each of which is also incorporated by reference into this prospectus.

The Offering

The following is a brief summary of certain terms and conditions of this offering. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more complete description of the terms of the notes, see “Description of Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. For purposes of this summary, references to “AmerisourceBergen,” “we,” “us” and “our” are to AmerisourceBergen Corporation (parent company only) and not to any of its subsidiaries.

Issuer	AmerisourceBergen Corporation.

Notes Offered	$ aggregate principal amount of % Senior Notes due 2019.

Maturity Date	, 2019.

Interest	Interest on the notes will accrue at the rate of % per annum and be paid semi-annually on and of each year, beginning on , 2010. Interest on the notes will be paid on a basis of a 360-day year comprised of twelve 30-day months.

Ranking	The notes and each guarantee will be unsecured and will rank:

• equal in right of payment with all of our and the applicable guarantor’s other existing and future unsecured and unsubordinated indebtedness;

• senior to any of our and the applicable guarantor’s future subordinated debt, if any, that expressly provides for its subordination to the notes or the applicable guarantee; and

• effectively junior to all of our and the applicable guarantor’s current and future secured indebtedness to the extent of the value of the assets securing such indebtedness.

In addition, the notes will be structurally subordinated to all indebtedness and other liabilities, including trade payables, of our non-guarantor subsidiaries. As of September 30, 2009, the notes were structurally subordinated to an aggregate of $444.7 million of indebtedness and other liabilities (including trade payables) of our non-guarantor subsidiaries. Our subsidiary, AmerisourceBergen Drug Corporation (which initially will be a guarantor of the notes), is a party to a $700 million receivables securitization facility pursuant to which accounts receivable are sold on a revolving basis to a special purpose entity that will not guarantee the notes.

Guarantees	Our operations are conducted through our subsidiaries. The notes will initially be jointly and severally guaranteed on an unsecured basis by certain of our existing and future restricted subsidiaries that have outstanding, or will incur or guarantee, other specified indebtedness. As of the issue date of the notes, the notes will be guaranteed by each of the subsidiaries that guarantees our 5 5/8% Senior Notes due 2012, our 5 7/8% Senior Notes due 2015 and our $695 million five-year multi-currency revolving credit facility (which we refer to in this prospectus supplement as our “Multi-Currency Revolving Credit Facility” other than in the “Description of Notes” section of this prospectus supplement where it is referred to as our “Credit Agreement”). The guarantee of any subsidiary may be released in certain circumstances. See “Description of Notes — The Guarantees” in this prospectus supplement.

For the fiscal year ended September 30, 2009, the non-guarantor subsidiaries generated 12.4% of our operating income. As of September 30, 2009, the non-guarantor subsidiaries held 20.5% of our total assets.

Certain Covenants	The indenture governing the notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to create liens and enter into sale-leaseback transactions and limit our ability to merge or consolidate with or into another person or to sell, lease or convey all or substantially all of our and our restricted subsidiaries’ assets, taken as a whole. These limitations are subject to a number of important qualifications and exceptions. See “Description of Notes — Additional Covenants” in this prospectus supplement and “Description of Debt Securities — Consolidation, Merger or Sale of Assets” in the accompanying prospectus.

Change of Control	If a change of control triggering event (as defined herein) occurs, we must offer to repurchase the notes at a purchase price equal to 101% of the principal amount of the notes to be purchased, plus accrued and unpaid interest, if any. See “Description of Notes — Offer to Repurchase Upon Change of Control” in this prospectus supplement.

Optional Redemption	We may redeem the notes in whole or in part at any time at a “make-whole” redemption price. See “Description of Notes — Optional Redemption” in this prospectus supplement.

Denomination	The notes will be issued in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

Book-entry Form	The notes will be issued in fully registered book-entry form and will be represented by one or more permanent global notes without coupons. The global notes will be deposited with, or on behalf of, The Depository Trust Company (referred to in this prospectus supplement as “DTC”). Investors may elect to hold interests in the global notes through DTC and its direct and indirect participants. Beneficial interests in any of the global notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances. See “Description of Notes — Global Securities” in this prospectus supplement and “Description of Debt Securities — Legal Ownership of Debt Securities” in the accompanying prospectus.

Trustee	U.S. Bank National Association.

Governing Law	New York.

Trading	The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so and may discontinue market-making at any time without notice.

Use of Proceeds	We estimate that the net proceeds to us from the sale of the notes will be approximately $ million (after deducting underwriting discounts and our offering expenses). We intend to use approximately $ million of the net proceeds to repay amounts outstanding under our Multi-Currency Revolving Credit Facility. The remaining proceeds will be used for general corporate purposes. Pending use of the net proceeds from the sale of the notes, we intend to invest such proceeds in institutional money market funds, U.S. government securities, certificates of deposit or other short-term interest-bearing securities. Affiliates of certain of the underwriters are lenders under our Multi-Currency Revolving Credit Facility. See “Use of Proceeds” in this prospectus supplement.

Conflicts of Interest	We intend to use at least 5% of the net proceeds of this offering to repay indebtedness owed by us to certain affiliates of the underwriters who are lenders under our Multi-Currency Revolving Credit Facility. See “Use of Proceeds.” Accordingly, this offering is being made in compliance with the requirements of Rule 2720 of the Financial Industry Regulatory Authority (which we refer to in this prospectus supplement as “FINRA”). Because the notes offered hereby are rated investment grade by both Moody’s rating service and Standard & Poor’s rating service, the FINRA rules do not require that we use a qualified independent underwriter for this offering. A securities rating is not a recommendation to buy, sell or hold securities. Banc of America Securities LLC and J.P. Morgan Securities Inc. will not confirm sales of the notes to any account over which they exercise discretionary authority without the prior written approval of the customer.

Risk Factors	See “Risk Factors” beginning on page S-5 and the other information included or incorporated by reference in this prospectus for a discussion of certain risks you should carefully consider before deciding whether to purchase the notes.

RISK FACTORS

Investing in the notes involves risks. Before deciding whether to purchase the notes, you should carefully consider the risks described under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2008, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 and our Current Report on Form 8-K filed on November 12, 2009, each of which is incorporated by reference in this prospectus supplement, as well as the risks set forth below. These risks are not the only ones facing us or relevant to your investment. There may be additional risks and uncertainties not presently known to us or that we currently believe are immaterial. The occurrence of any one or more of these known or unknown risks could materially and adversely affect our business, condition (financial or otherwise), operating results, prospects and ability to satisfy our payment obligations under the notes. In such case, you could lose all or part of your investment.

The indenture does not restrict the amount of additional indebtedness that we may incur.

The indenture under which the notes will be issued does not place any limitation on the amount of unsecured indebtedness that we may incur. Our incurrence of additional indebtedness may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, reducing the market price of the notes and causing a risk that the credit rating of the notes will be lowered or withdrawn. If we incur any additional indebtedness that ranks equally with the notes, the holders of that debt will be entitled to share ratably with the holders of the notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of our business.

Our credit ratings may not reflect the risks of investing in the notes.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market price of the notes. These credit ratings may not reflect the potential impact of risks relating to structure or marketing of the notes. Agency ratings are not a recommendation to buy, sell or hold any security and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating.

We may be unable to generate the cash flow to service our debt obligations, including the notes.

We cannot assure you that our future cash flow will be sufficient to allow us to meet our payment obligations on our debt, including the notes. Our ability to generate cash flow from operations to make scheduled payments on our debt, including the notes, will depend on our future financial and operating performance, which will be affected by a range of economic, competitive and business factors. We cannot control many of these factors, such as general economic and financial conditions in the pharmaceutical services industry, regulatory developments, downturns in the economy in general or the initiatives of our competitors. Our ability to generate cash flow to meet our payment obligations under our debt, including the notes, may also depend on our successful implementation of our operating and growth strategies. We cannot assure that we will be able to implement our strategies or that the anticipated results of our strategies will be realized. If we do not generate sufficient cash flow to satisfy our obligations under our debt, including the notes, we may have to seek additional capital or undertake alternative financing plans, such as refinancing or restructuring our debt, or selling assets. Any of these actions could result in unanticipated costs, disrupt the implementation of our business or otherwise hinder our performance. Moreover, we may not be able to take any of these actions on commercially reasonable terms, or at all. Our inability to generate sufficient cash flow or to raise additional capital in order to satisfy our obligations under our debt, including the notes, or to refinance them on commercially reasonable terms would have a material adverse effect on our business, condition (financial or otherwise) results of operations and prospects.

The notes and the guarantees will be unsecured and effectively subordinated to our and the applicable guarantor’s existing and future secured debt.

Holders of our and each guarantor’s secured indebtedness will have claims that are prior to your claims as holders of the notes to the extent of the value of the assets securing the secured indebtedness. The notes and each guarantee will be effectively subordinated to all of our and the applicable guarantor’s existing and future secured indebtedness to the extent of the value of the collateral. In the event of any distribution or payment of our or of any of the guarantor’s assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to those of our and the applicable guarantor’s assets that constitute their collateral. Holders of the notes will participate ratably with all holders of our and the guarantors’ unsecured indebtedness that is deemed to be of the same class as the notes and the applicable guarantee, and potentially with all of our and the applicable guarantor’s other general creditors, based upon the respective amounts owed to each holder or creditor, in our and the applicable guarantor’s remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of notes may receive less, ratably, than holders of secured indebtedness. We and our subsidiary guarantors are permitted to borrow significant amounts of secured indebtedness in the future under the terms of the indenture governing the notes.

The notes will be structurally subordinated to all existing and future liabilities of our subsidiaries that do not guarantee the notes.

The notes will be structurally subordinated to all existing and future liabilities, including trade payables, of our subsidiaries that do not guarantee the notes, and the claims of creditors of those subsidiaries, including trade creditors, will have priority as to the assets and cash flows of those subsidiaries. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding of any of the non-guarantor subsidiaries, holders of their liabilities, including their trade creditors, will generally be entitled to payment on their claims from assets of those subsidiaries before any assets are made available for distribution to us. None of our foreign subsidiaries will guarantee the notes and certain of our domestic subsidiaries will not guarantee the notes. As of September 30, 2009, the notes were structurally subordinated to an aggregate of $444.7 million of indebtedness and other liabilities, excluding intercompany liabilities but including trade payables of our non-guarantor subsidiaries. In addition, our subsidiary, AmerisourceBergen Drug Corporation (which will initially be a guarantor of the notes), is a party to a $700 million receivables securization facility, pursuant to which accounts receivables are sold on a revolving basis to a special purpose entity that will not guarantee the notes. The non-guarantor subsidiaries generated 12.4% of our operating income for the fiscal year ended September 30, 2009 and held 20.5% of our total assets as of September 30, 2009.

If an active public trading market does not develop for the notes, you may be unable to sell your notes or to sell your notes at a price that you deem sufficient.

The notes are a new issue of securities for which there currently is no established trading market. We do not intend to list the notes on a national securities exchange. While the underwriters of the notes have advised us that they intend to make a market in the notes, the underwriters will not be obligated to do so and may stop their market making at any time. No assurance can be given:

•	as to the development or continuation of any market for the notes;

•	as to the liquidity of any market that does develop; or

•	as to your ability to sell your notes or the price at which you may be able to sell your notes.

The absence of an active public trading market could have an adverse effect on the liquidity and value of the notes.

If trading markets do develop, changes in our ratings or the financial markets could adversely affect the market price of the notes.

The market price of the notes will depend on many factors, including, among others, the following:

•	ratings on our debt securities assigned by rating agencies;

•	the prevailing interest rates being paid by other companies similar to us;

•	our business, results of operations, condition (financial or otherwise) and prospects; and

•	the condition of the financial markets.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market price of the notes. Rating agencies continually review the ratings they have assigned to companies and debt securities. Negative changes in the ratings assigned to us or our debt securities could have an adverse effect on the market price of the notes.

We may not have sufficient funds, or the ability to raise sufficient funds, to satisfy our obligation to offer to repurchase the notes upon a change of control triggering event.

Upon a change of control triggering event, as that term is defined in “Description of Notes — Offer to Repurchase Upon Change of Control” of this prospectus supplement we will be required to make an offer in cash to repurchase all or any part of each holder’s notes at a price equal to 101% of the principal thereof, plus accrued interest, if any. The source of funds for any such repurchase would be our available cash or cash generated from operations or other sources, including borrowings, sales of equity or funds provided by a new controlling person or entity. We cannot assure you that sufficient funds will be available at the time of any change of control triggering event to repurchase all tendered notes pursuant to this requirement. Our failure to offer to repurchase notes, or to repurchase notes tendered, following a change of control triggering event will result in a default under the indenture governing the notes, which could lead to a cross-default under our credit facilities and under the terms of our other debt. In addition, prior to repurchasing the notes on a change of control triggering event, we may be required to repay some or all of our outstanding debt under our credit facilities or obtain the consent of the lenders under those facilities. If we do not obtain the required consents or repay our outstanding debt under our credit facilities, we may be prohibited or effectively prohibited from offering to repurchase the notes. See “Description of Notes — Offer to Repurchase Upon Change of Control” in this prospectus supplement

The guarantees of the notes could be subordinated or voided by a court.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee of the notes could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the debt evidenced by its guarantee:

•	received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In such instances, the holders of the notes would cease to have any claim in respect of that guarantee and would be creditors solely of AmerisourceBergen and any remaining guarantors. In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, after giving effect to its guarantee of the notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

A court may void the issuance of the notes in circumstances of a fraudulent transfer under federal or state fraudulent transfer laws.

If a court determines the issuance of the notes constituted a fraudulent transfer, the holders of the notes may not receive payment on the notes. Under federal bankruptcy and comparable provisions of state fraudulent transfer laws, if a court were to find that, at the time the notes were issued, AmerisourceBergen:

•	issued the notes with the intent of hindering, delaying or defrauding current or future creditors; or

•	received less than fair consideration or reasonably equivalent value for incurring the debt represented by the notes, and either (i) we were insolvent or were rendered insolvent by reason of the issuance of the notes; or (ii) we were engaged, or about to engage, in a business or transaction for which our assets were unreasonably small; or (iii) we intended to incur, or believed, or should have believed, we would incur, debts beyond our ability to pay as such debts mature;

then a court could:

•	avoid all or a portion of our obligations to the holders of the notes;

•	subordinate our obligations to the holders of the notes to our other existing and future debt, the effect of which would be to entitle the other creditors to be paid in full before any payment could be made on the notes; or

•	take other action harmful to the holders of the notes, including in certain circumstances, invalidating the notes.

In any of these events, we could not assure you that the holders of the notes would ever receive payment on the notes.

The measures of insolvency for the purposes of the above will be as described in the risk factor “The guarantees of the notes could be subordinated or voided by a court.” We cannot assure you as to what standard a court would apply in order to determine whether we were “insolvent” as of the date the notes were issued, or that, regardless of the method of valuation, a court would not determine that we were insolvent on that date. Nor can we assure you that a court would not determine, regardless of whether we were insolvent on the date the notes were issued, that the issuance of the notes constituted fraudulent transfers on another ground.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of the notes will be approximately $      million (after deducting underwriting discounts and our offering expenses). We intend to use approximately $      million of the net proceeds to repay amounts outstanding under our Multi-Currency Revolving Credit Facility. Our Multi-Currency Revolving Credit Facility bears interest at a variable rate, which was 0.93% as of November 9, 2009, and expires on November 14, 2011. We will retain broad discretion in the allocation of the remaining net proceeds, which we intend to use for general corporate purposes, including, but not limited to, working capital, capital expenditures, repayment of indebtedness, investments in our subsidiaries, business acquisitions and the repurchase, redemption or retirement of our securities, including shares of our common stock. Pending the uses described above, we intend to invest the net proceeds from the sale of the notes in institutional money market funds, U.S. government securities, certificates of deposit or other short-term interest-bearing securities. We cannot predict whether the proceeds will be invested to yield a favorable return.

Affiliates of certain of the underwriters are lenders under our Multi-Currency Revolving Credit Facility and will receive a portion of the net proceeds from this offering, which are being applied to repay such debt. See “Underwriting — Conflicts of Interest” in this prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our historical ratios of earnings to fixed charges for the periods indicated:

	Year Ended September 30,
	2009	2008	2007	2006	2005

Ratio of earnings to fixed charges(1)	11.8	9.9	9.7	9.7	5.3

(1)	Our ratio of earnings to fixed charges on a pro forma basis, after giving effect to the issuance and sale of the notes and the use of $ million of the net proceeds therefrom to repay amounts outstanding under our Multi-Currency Revolving Credit Facility, would be for the fiscal year ended September 30, 2009.

For purposes of computing the above ratios:

•	earnings consist of (a) pre-tax income from continuing operations before income or loss from equity investees, plus (b) fixed charges (as defined below), plus (c) amortization of capitalized interest, plus (d) distributed income of equity investees, less interest capitalized; and

•	fixed charges include (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness, and (c) an estimate of the interest within rental expense.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of September 30, 2009. We have presented our consolidated cash and cash equivalents and capitalization on both an actual and an as adjusted basis to reflect the issuance and sale of the notes offered hereby and the application of $      million of the net proceeds therefrom to repay amounts outstanding under our Multi-Currency Revolving Credit Facility. See “Use of Proceeds” in this prospectus supplement.

	As of September 30, 2009
	Actual	As Adjusted
	(Unaudited)
	(In thousands, except share and per share date)

Cash and cash equivalents	$1,009,368	$
Total debt:
Blanco Revolving Credit Facility due 2010	55,000
Multi-Currency Revolving Credit Facility due 2011(1)	224,026
Receivables Securitization Facility due 2010(2)	—
5 5/8% Senior Notes due 2012	399,058
5 7/8% Senior Notes due 2015	498,339
% Senior Notes due 2019 offered hereby	—
Other	1,578

Total debt	1,178,001

Stockholders’ equity:
Common stock, $0.01 par value — authorized, issued and outstanding: 600,000,000 shares, 482,941,212 shares and 287,922,263 shares, respectively	4,829
Additional paid-in capital	3,737,835
Retained earnings	2,919,760
Accumulated other comprehensive loss	(46,096)

	6,616,328
Treasury stock, at cost: 195,018,949 shares	(3,899,859)

Total stockholders’ equity	2,716,469

Total capitalization	$3,984,470	$

(1)	As of September 30, 2009, an additional $457.0 million was available for borrowing under our Multi-Currency Revolving Credit Facility.

(2)	As of September 30, 2009, there were no borrowings outstanding under our $700 million receivables securitization facility due 2010. This facility has an accordian feature available to us whereby the commitment may be increased by up to $250 million, subject to lender approval, for seasonal needs during the December and March quarters.

DESCRIPTION OF NOTES

The following description of the particular terms and conditions of the notes supplements, and to the extent inconsistent, replaces the description of the general terms and conditions of the debt securities set forth under “Description of Debt Securities” in the accompanying prospectus. Certain capitalized terms used herein are defined below under the heading “— Certain Definitions.”

We are issuing the notes as a series of debt securities under an indenture, to be dated as of November   , 2009 (such indenture is referred to in this prospectus supplement as the “Base Indenture”), between us and U.S. Bank National Association, as trustee (such trustee is referred to as the “Trustee”), as supplemented by a first supplemental indenture to be dated as of November   , 2009, between us, each of the Guarantors of the notes and the Trustee (such first supplemental indenture is referred to in this prospectus supplement as the “Supplemental Indenture”). The Base Indenture and the Supplemental Indenture are sometimes referred to collectively in this prospectus supplement as the “indenture.”

Our operations are conducted through our subsidiaries. The notes will initially be jointly and severally guaranteed on an unsecured basis by certain of our existing and future Domestic Subsidiaries (other than Blanco, any Receivables Subsidiary and the Designated Non-Guarantors) that have outstanding, or will incur or guarantee other Specified Indebtedness (such guarantees are referred to as the “guarantees”). As of the issue date of the notes, the notes will be guaranteed by each of the subsidiaries that guarantees our 5 5/8% Senior Notes due 2012, our 5 7/8% Senior Notes due 2015 and our Credit Agreement.

We do not intend to apply for listing or quotation of the notes on any securities exchange or automated quotation system.

Principal, Maturity, and Interest

The notes will initially be issued in an aggregate principal amount of $      million. We may, without notice to or the consent of the holders of the notes, re-open this series and issue an unlimited aggregate principal amount of additional notes of this series from time to time. We will issue notes in denominations of $2,000 and integral multiples of $1,000 above that amount.

The notes will mature on          , 2019, unless redeemed prior to that date, as described under “— Optional Redemption.” Interest on the notes will accrue at the rate of     % per year. We will pay interest on the notes semi-annually in arrears on           and          , beginning on          , 2010. We will make each interest payment to the persons who are the registered holders of the notes on the immediately preceding           or          , respectively.

Interest on the notes will accrue from the last Interest Payment Date on which interest was paid on the notes or, if no interest has been paid on the notes, from the date of original issue.

Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Ranking

The notes:

•	will be general unsecured unsubordinated obligations of AmerisourceBergen;

•	will be equal in right of payment with any future or existing unsecured unsubordinated Indebtedness of AmerisourceBergen;

•	will be senior in right of payment to future subordinated Indebtedness of AmerisourceBergen, if any, that expressly provides for its subordination to the notes; and

•	will initially be unconditionally guaranteed by each of the Domestic Subsidiaries of AmerisourceBergen (other than Blanco, any Receivables Subsidiary and the Designated Non-Guarantors) that have outstanding or guarantee Specified Indebtedness. As of the issue date of the notes, the notes will be guaranteed by each of the subsidiaries that guarantees our 5 5/8% Senior Notes due 2012, our 5 7/8% Senior Notes due 2015 and our Credit Agreement.

Each guarantee:

•	will be a general unsecured unsubordinated obligation of the applicable guarantor;

•	will be equal in right of payment to any future unsecured unsubordinated Indebtedness of the applicable guarantor; and

•	will be senior in right of payment to future subordinated Indebtedness of the applicable guarantor, if any, that expressly provides for its subordination to the applicable guarantee.

However, the notes and the guarantees will be effectively subordinated in right of payment to all future secured debt of AmerisourceBergen and the guarantors and the notes will be effectively subordinated to all obligations of our subsidiaries that do not guarantee the notes. See “Risk Factors — The notes and the guarantees will be unsecured and effectively subordinated to our and the guarantors’ existing and future secured debt” and “Risk Factors — The notes will be structurally subordinated to all existing and future liabilities of our subsidiaries that do not guarantee the notes.”

As of the issue date of the notes, all of our subsidiaries that guarantee our 5 5/8% Senior Notes due 2012, our 5 7/8% Senior Notes due 2015 and the Credit Agreement will be “Restricted Subsidiaries” and will be guarantors. Blanco and the Receivables Subsidiaries established in connection with our accounts receivables securitization facilities and our other Designated Non-Guarantors do not guarantee our 5 5/8% Senior Notes due 2012, our 5 7/8% Senior Notes due 2015 or the Credit Agreement and will not guarantee the notes. Under the circumstances described below under the subheading “— Additional Covenants — Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our other subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to the restrictive covenants in the indenture and will not guarantee the notes. As of September 30, 2009, our non-guarantor subsidiaries had approximately $444.7 million of indebtedness and other liabilities (including trade payables), including $55 million under Blanco’s revolving credit facility. In addition, our subsidiary, AmerisourceBergen Drug Corporation (which will initially be a guarantor of the notes), is a party to a $700 million receivables securitization facility, pursuant to which accounts receivable are sold on a revolving basis to a special purpose entity that will not guarantee the notes. Blanco, our Accounts Receivable Subsidiary and the Designated Non-Guarantors held approximately 20.5% of our assets as of September 30, 2009 and accounted for approximately 12.4% of our operating income for the fiscal year ended September 30, 2009.

Optional Redemption

The notes will be redeemable in whole or in part at any time and from time to time, at our option, at a Redemption Price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed; or

•	as determined by an Independent Investment Banker, the sum of the present values of the Remaining Scheduled Payments discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate.

In addition to the Redemption Price, we will pay accrued and unpaid interest on the principal amount of the notes being redeemed to the Redemption Date.

Notice of redemption will be mailed at least 30 days but no more than 60 days before the Redemption Date to each holder of notes to be redeemed, at its registered address. The notice of redemption for the notes will state, among other things, the amount of such notes to be redeemed, the Redemption Date, and the place or places that payment will be made upon presentation and surrender of notes to be redeemed. Unless we default in the payment of the Redemption Prices, interest will cease to accrue at the redemption date on any notes that have been called for redemption.

“Adjusted Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date (or, in the case of either defeasance or covenant defeasance to a Redemption Date, for the applicable date of deposit with the Trustee of funds to pay the Redemption Price), plus   basis points.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any Redemption Date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such Redemption Date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (ii) if such release (or any successor release) is not published or does not contain such prices on such Business Day, (A) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations or (B) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

“Independent Investment Banker” means the Reference Treasury Dealer appointed by the Trustee after consultation with AmerisourceBergen.

“Reference Treasury Dealer” means each of Banc of America Securities LLC, J.P. Morgan Securities Inc. and one other primary U.S. Government securities dealer in New York City (each, a “Primary Treasury Dealer”) appointed by the Trustee after consultation with AmerisourceBergen and its successors; provided, however, that if Banc of America Securities LLC or J.P. Morgan Securities Inc. shall cease to be a Primary Treasury Dealer, AmerisourceBergen shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average as determined by the Trustee, of the bid and asked prices of the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such Redemption Date (or, in the case of either legal defeasance or covenant defeasance prior to a Redemption Date, for the applicable date of deposit with the Trustee of funds to pay the Redemption Price).

“Remaining Scheduled Payments” means, with respect to any of the notes to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related Redemption Date but for such redemption; provided, however, that, if such Redemption Date is not an Interest Payment Date with respect to such notes, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such Redemption Date.

Offer to Repurchase Upon Change of Control

Upon the occurrence of a Change of Control Triggering Event, unless AmerisourceBergen has exercised any right to redeem the notes, the indenture provides that each Holder will have the right to require AmerisourceBergen to purchase all or a portion of such Holder’s notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the rights of Holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

Within 30 days following the date upon which the Change of Control Triggering Event occurred, or at AmerisourceBergen’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, AmerisourceBergen will be required to send, by first class mail, a notice to each Holder of the notes, with a copy to the Trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date. Holders of the notes electing to have their notes purchased pursuant to a Change of Control Offer will be required to surrender their notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse completed, to the Paying Agent at the address specified in the notice, or transfer their notes to the Paying Agent by book-entry transfer pursuant to the applicable procedures of the Paying Agent, prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

AmerisourceBergen will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by AmerisourceBergen and such third party purchases all of the notes properly tendered and not withdrawn under its offer.

“Change of Control” means the occurrence of any of the following:

(a) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of AmerisourceBergen and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to AmerisourceBergen or one of its Subsidiaries;

(b) the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of AmerisourceBergen, measured by voting power rather than number of shares;

(c) AmerisourceBergen consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, AmerisourceBergen, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of AmerisourceBergen or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of AmerisourceBergen outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction;

(d) the first day on which the majority of the members of the Board of Directors of AmerisourceBergen cease to be Continuing Directors; or

(e) the adoption of a plan relating to the liquidation or dissolution of AmerisourceBergen.

“Change of Control Triggering Event” means the notes cease to be rated Investment Grade by at least two of the three Rating Agencies on any date during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement by AmerisourceBergen of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change). Unless at least two of the three Rating Agencies are providing a rating for the notes at the commencement of any Trigger Period, the notes will be deemed to have ceased to be rated Investment Grade by at least two of the three Rating Agencies during that Trigger Period. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Fitch” means Fitch Inc., a subsidiary of Fimalac, S.A., and its successors.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P); and a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch).

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agency” means each of Moody’s, S&P and Fitch; provided, that if any of Moody’s, S&P and Fitch ceases to provide rating services to issuers or investors, AmerisourceBergen may appoint a replacement for such Rating Agency that is reasonably acceptable to the Trustee under the indenture.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

Mandatory Redemption; Sinking Fund

Except as set forth above under the heading “— Offer to Repurchase Upon Change of Control,” no mandatory redemption obligation will be applicable to the notes. The notes will not be subject to, nor have the benefit of, a sinking fund.

Legal Defeasance and Covenant Defeasance; Satisfaction and Discharge

The legal defeasance and covenant defeasance provisions of the indenture described and the satisfaction and discharge provisions of the indenture described under “Description of Debt Securities — Satisfaction, Discharge and Covenant Defeasance” in the accompanying prospectus will apply to the notes.

The Guarantees

The notes will be guaranteed by each of AmerisourceBergen’s current and future Domestic Subsidiaries (other than Blanco, any Receivables Subsidiary and the Designated Non-Guarantors) that have outstanding, incur or guarantee Specified Indebtedness. As of the issue date of the notes, guarantees will be provided by each of the subsidiaries that guarantees our 5 5/8% Senior Notes due 2012, our 5 7/8% Senior Notes due 2015 and our Credit Agreement. These guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its guarantee will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors — The guarantees of the notes could be subordinated or voided by a court.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, whether or not affiliated with such Guarantor, unless:

•	the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than a Guarantor or AmerisourceBergen) unconditionally assumes all the obligations of such Guarantor under the indenture and its guarantee, pursuant to a joinder to the indenture in form and substance reasonably satisfactory to the Trustee or by operation of law; and

•	immediately after giving effect to such transaction, no Default or Event of Default exists.

The guarantee of a Guarantor will be released:

•	in the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Capital Stock of any Guarantor, in each case to a Person that is not (either before or after giving effect to such transactions) a Subsidiary of AmerisourceBergen if, after giving effect to such transaction, neither the Person acquiring such Capital Stock nor such Guarantor has outstanding or guarantees any Specified Indebtedness;

•	in the event AmerisourceBergen designates any such Guarantor to be an Unrestricted Subsidiary or Designated Non-Guarantor in accordance with the indenture; or

•	in the event any Guarantor shall cease (or simultaneously with the release of its guarantee hereunder shall cease) to have outstanding or guarantee any Specified Indebtedness.

Additional Covenants

In addition to the covenants described in the accompanying prospectus, the following additional covenants shall apply to the notes. The provisions described in the accompanying prospectus under the heading “Description of Debt Securities — Satisfaction, Discharge and Covenant Defeasance” relating to covenant defeasance shall apply to these additional covenants.

Limitation on Liens

AmerisourceBergen will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness on any asset now owned or hereafter acquired, except Permitted Liens, unless (a) in the case of AmerisourceBergen, the notes are secured by such Lien equally and ratably with, or prior to, the Indebtedness secured by such Lien or (b) in the case of any Guarantor, such Guarantor’s guarantee is secured by such Lien equally and ratably with, or prior to, the Indebtedness secured by such Lien.

Limitation on Sale and Leaseback Transactions

AmerisourceBergen will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that AmerisourceBergen or any Guarantor may enter into a sale and leaseback transaction if (i) AmerisourceBergen or such Guarantor, as applicable, could have incurred a Lien to secure such Indebtedness in an amount equal to Attributable Indebtedness relating to such sale and leaseback transaction pursuant to the provision described above under the subheading “— Limitation on Liens” and (ii) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by AmerisourceBergen’s Board of Directors and set forth in an Officers’ Certificate delivered to the Trustee) of the property that is the subject of such sale and leaseback transaction.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of AmerisourceBergen may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. The Board of Directors of AmerisourceBergen may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

Additional Subsidiary Guarantees

Any Domestic Subsidiary of AmerisourceBergen (other than Blanco and any Receivables Subsidiary) which incurs, has outstanding or guarantees any Specified Indebtedness will, simultaneously with such incurrence or guarantee (or, if the Domestic Subsidiary has outstanding or guarantees Specified Indebtedness at the time of its creation or acquisition, at the time of such creation or acquisition), become a Guarantor and execute and deliver to the Trustee a joinder to the indenture pursuant to which such Subsidiary will agree to guarantee AmerisourceBergen’s obligations under the notes, except for all Subsidiaries that have properly been designated as Unrestricted Subsidiaries or Designated Non-Guarantors in accordance with the indenture for so long as they continue to constitute Unrestricted Subsidiaries or Designated Non-Guarantors.

Reports

Whether or not required by the SEC, so long as any notes are outstanding, AmerisourceBergen will file a copy of:

•	all quarterly and annual financial information required to be contained in a filing with the SEC on Forms 10-Q and 10-K; and

•	all current reports required to be filed with the SEC on Form 8-K;

with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

Additional Events of Default

In addition to the Events of Default described in the accompanying prospectus, each of the following is an Event of Default with respect to the notes:

•	failure by AmerisourceBergen or any of its Restricted Subsidiaries for 30 days from receipt of written notice by the Trustee or the Holders of at least 25% of the principal amount of such series of notes outstanding to comply with the provisions described under the caption “— Offer to Repurchase Upon Change of Control”;

•	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by AmerisourceBergen or any of its Restricted Subsidiaries (or the payment of which is guaranteed by AmerisourceBergen or any of its Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the issue date of the notes, if that default:

(a) is caused by the failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”), or

(b) results in the actual acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50.0 million or more;

•	a final judgment or final judgments for the payment of money are entered by a court or courts of competent jurisdiction against AmerisourceBergen or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary and such judgment or judgments remain undischarged for a period (during which execution shall not be effectively stayed pending appeal (or otherwise stayed)) of 60 days, provided that the aggregate of all such undischarged judgments exceeds $50.0 million (net of any amount covered by insurance); or

•	except as permitted by the indenture, any guarantee is held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under such Guarantor’s guarantee.

In addition, all references to “51%” in the provisions of the indenture related to acceleration and the initiation of enforcement proceedings described in the accompanying prospectus under “Description of Debt Securities — Events of Default” shall be replaced with “25%.”

Additional Restrictions on Amendment, Supplement and Waiver

In addition to the provisions of the indenture which may not be amended or waived without the consent of each holder of debt securities of any series affected as described in the accompanying prospectus under the heading “Description of Debt Securities — Modification and Waiver,” an amendment or waiver may not (with respect to any notes held by a non-consenting holder of the notes) release any Guarantor or co-obligor from any of its obligations under its guarantee or the indenture, except in compliance with the terms of the indenture.

Global Securities

The notes will be issued as “Global Securities” as described in the accompanying prospectus. The Depository Trust Company (“DTC”) will act as depositary for the notes. DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and the Indirect Participants.

Certain Definitions

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings. No Person (other than AmerisourceBergen or any Subsidiary of AmerisourceBergen) in whom a Receivables Subsidiary makes an Investment in connection with a Qualified Receivables Transaction will be deemed to be an Affiliate of AmerisourceBergen or any of its Subsidiaries solely by reason of such Investment.

“Asset Sale” means the sale, lease, conveyance or other disposition of any assets or rights, other than sales or returns of inventory in the ordinary course of business (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of AmerisourceBergen and its Restricted Subsidiaries taken as a whole shall be governed by the provisions of the indenture described in the accompanying prospectus under the heading “Description of Debt Securities — Consolidation, Merger or Sale of Assets”).

“Attributable Indebtedness” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Blanco” means J.M. Blanco, Inc.

“Board of Directors” means (i) with respect to a corporation, the Board of Directors of the corporation or any authorized committee of the Board of Directors, (ii) with respect to a partnership, the Board of Directors of the general partner of the partnership; and (iii) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of any Person to have been duly adopted by any Board of Directors or any duly authorized committee thereof and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in the Place of Payment are authorized or obligated by law to close.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means

(a) in the case of a corporation, corporate stock,

(b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock,

(c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), and

(d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, other than earnouts.

“Chairman” means the Chairman of any Person’s Board of Directors.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(a) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(b) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(c) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Indebtedness, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(d) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(e) all nonrecurring and unusual charges (including, without limitation, restructuring, shutdown, severance and facility consolidation costs) taken by AmerisourceBergen related to the business transformation project to implement an enterprise resource planning system; minus

(f) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(a) the Net Income or loss of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(b) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or other governing instrument or any judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(c) the cumulative effect of a change in accounting principles will be excluded;

(d) to the extent deducted in the calculation of Net Income, any non-recurring charges associated with any premium or penalty paid, write-offs of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any indebtedness prior to its Stated Maturity will be added back to arrive at Consolidated Net Income; and

(e) the Net Income (but not loss) of any Unrestricted Subsidiary will be excluded (except to the extent distributed to AmerisourceBergen or one of its Restricted Subsidiaries).

“Consolidated Net Worth” means, with respect to any Person, the total of the amounts shown on such Person’s and its consolidated Subsidiaries’ balance sheet, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter for which internal financial statements are available prior to the taking of any action for purpose of which the determination is being made, as the sum of (i) the par or stated value of all such Person’s Capital Stock, plus (ii) paid-in-capital or capital surplus relating to such Capital Stock, plus (iii) any retained earnings or earned surplus, minus (iv) any accumulated deficit, minus (v) any amounts attributable to Disqualified Stock.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of AmerisourceBergen who (i) was a member of such Board of Directors on the date of the Supplemental Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Credit Agreement” means the Credit Agreement dated as of November 14, 2006, among AmerisourceBergen, the lenders party thereto, JPMorgan Chase Bank N.A., as administrative agent, J. P. Morgan Europe Limited, as London agent, The Bank of Nova Scotia, as Canadian agent and the other financial institutions party thereto.

“Credit Facilities” means, one or more debt facilities, commercial paper facilities, or capital markets financings, in each case with banks, investment banks, other institutional lenders or investors or trustees providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit, or capital markets financings, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-Guarantors” means those certain Domestic Subsidiaries that have been designated by AmerisourceBergen in an Officers’ Certificate delivered to the Trustee as being Designated Non-Guarantors; provided that (i) in no event may the Designated Non-Guarantors taken as a whole hold more than 7.5% of the consolidated assets, or account for more than 5% of the consolidated revenues or Consolidated Cash Flow, of

AmerisourceBergen and its Restricted Subsidiaries, calculated at the end of each fiscal quarter in accordance with GAAP on a trailing four-quarter basis and (ii) in no event may any Restricted Subsidiary be designated as a Designated Non-Guarantor at a time when a default has occurred and is continuing under any indenture or Credit Facility of AmerisourceBergen or any of its Restricted Subsidiaries. In the event that following any fiscal quarter end, the Restricted Subsidiaries that have been previously designated as Designated Non-Guarantors, when taken as a whole, account for more than 5% of such consolidated assets of such fiscal quarter end or more than 7.5% of such consolidated revenues or Consolidated Cash Flow during such fiscal quarter, calculated in accordance with GAAP on a trailing four-quarter basis, then AmerisourceBergen will cause any one or more of such Restricted Subsidiaries to become Guarantors within 45 days of such fiscal quarter end so that the Designated Non-Guarantors will not, when taken as a whole, account for more than the applicable percentage of any such measures. Notwithstanding the foregoing, Blanco and all Receivables Subsidiaries will be permitted to be Designated Non-Guarantors, and their assets, revenues and Consolidated Cash Flow will be disregarded for purposes of the financial tests required by this definition.

“Disqualified Stock” means, on any date, any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the latest date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require AmerisourceBergen to repurchase such Capital Stock upon the occurrence of a change of control will not constitute Disqualified Stock if the terms of such repurchase rights are not more favorable to the holders of such Capital Stock than the covenant described above under the caption “— Offer to Repurchase Upon Change of Control.”

“Domestic Subsidiary” means any Restricted Subsidiary of AmerisourceBergen that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of AmerisourceBergen; provided that a Restricted Subsidiary with assets having an aggregate fair market value of less than $100,000 will not be deemed to be a Domestic Subsidiary unless and until it acquires assets having an aggregate fair market value in excess of that amount.

“Event of Default” has the meaning specified under the heading “— Additional Events of Default” and under the heading “Description of Debt Securities — Events of Default” in the accompanying prospectus.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock) and beneficial interests and trusts created by a Receivables Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guarantor” means each Subsidiary of AmerisourceBergen that guarantees the notes pursuant to the indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(a) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and

(b) other agreements or arrangements designed to protect such Person against fluctuations in interest rates, foreign currency translation and commodity prices.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(c) in respect of banker’s acceptances;

(d) representing Capital Lease Obligations;

(e) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(f) representing any Hedging Obligations.

If and to the extent any of the preceding items (other than letters of credit) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date will be:

(a) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(b) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

Indebtedness shall not include the obligations of any Person resulting from post-closing payment adjustments to which the seller may become entitled in connection with the purchase by AmerisourceBergen or any of its Restricted Subsidiaries of any business, to the extent such payment is determined by a final closing financial statement or such payment depends on the performance of such business after the closing; provided that at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter.

“Interest Payment Date”, when used with respect to any series of Securities, means any date on which an installment of interest on those Securities is scheduled to be paid.

“Investment” means, with respect to any Person, all direct or indirect investment by such Person in other Persons (including Affiliates) in the form of loans (including Guarantees or other obligations), advances or capital contributions (excluding commissions, travel, moving and similar advances to officers and employees and loans and advances to customers and suppliers made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any agreement to give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; in each case, except in connection with any Qualified Receivables Transaction.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

“Non-Recourse Debt” means Indebtedness:

(a) as to which neither AmerisourceBergen nor any of its Restricted Subsidiaries (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (ii) is directly or indirectly liable as a guarantor or otherwise or (iii) constitutes the lender;

(b) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of AmerisourceBergen or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(c) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of AmerisourceBergen or any of its Restricted Subsidiaries.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means, with respect to any Person, such Person’s Chairman, Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, Treasurer, any Assistant Treasurer, Controller, Secretary or any Vice-President of such Person.

“Officers’ Certificate” means a certificate signed by any two of any Person’s Chairman, Chief Executive Officer, Chief Financial Officer, President, Executive Vice President, Senior Vice President, Treasurer, and any Assistant Treasurer, or by any other officer or officers of such Person pursuant to an applicable Board Resolution, and delivered to the Trustee.

“Paying Agent” means, with respect to any Securities, any Person appointed by AmerisourceBergen to distribute amounts payable by AmerisourceBergen on such Securities. If at any time there shall be more than one such Person, “Paying Agent” as used with respect to the Securities of any particular series shall mean the Paying Agent with respect to Securities of that series. As of the date of the Base Indenture, AmerisourceBergen has appointed U.S. Bank National Association, as Paying Agent with respect to all Securities issuable hereunder.

“Permitted Liens” means any of the following:

(a) Liens securing Indebtedness under Credit Facilities or any Hedging Obligations related thereto, provided, that the foregoing Liens shall constitute Permitted Liens only to the extent that such Liens secure Indebtedness in an aggregate principal amount outstanding not to exceed, at the time of determination, 15% of AmerisourceBergen’s Consolidated Net Worth;

(b) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with or acquired by AmerisourceBergen or any Restricted Subsidiary of AmerisourceBergen; provided that such Liens were in existence prior to the contemplation of such merger or consolidation or acquisition and do not extend to any assets other than those of the Person merged into or consolidated with AmerisourceBergen or the Restricted Subsidiary;

(c) Liens on property existing at the time of acquisition of the property by AmerisourceBergen or any Restricted Subsidiary of AmerisourceBergen, provided that such Liens were in existence prior to the contemplation of such acquisition;

(d) Liens to secure the performance of statutory obligations, surety or appeal bonds, bid bonds, payment bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(e) Liens existing on the issue date of the notes;

(f) Liens in favor of AmerisourceBergen or the Restricted Subsidiaries;

(g) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(h) Liens on assets of AmerisourceBergen or any of its Subsidiaries (including Receivables Subsidiaries) incurred in connection with a Qualified Receivables Transaction;

(i) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries;

(j) Liens to secure Indebtedness of a Restricted Subsidiary to AmerisourceBergen or another of its Restricted Subsidiaries;

(k) Liens on any property or asset acquired by AmerisourceBergen or any of its Restricted Subsidiaries in favor of the seller of such property or asset and construction mortgages on real property, in each case, created within twelve months after the date of acquisition, construction or improvement of such property or asset by AmerisourceBergen or such Restricted Subsidiary to secure the purchase price or other obligation of AmerisourceBergen or such Restricted Subsidiary to the seller of such property or asset or the construction or improvement cost of such property in an amount up to the total cost of the acquisition, construction or improvement of such property or asset; provided that in each case, such Lien does not extend to any other property or asset of AmerisourceBergen and its Restricted Subsidiaries;

(l) Liens incurred or pledges and deposits made in connection with workers’ compensation, unemployment insurance and other social security benefits;

(m) Liens imposed by law, such as mechanics’, carriers’, warehousemen’s, materialmen’s, and vendors’ Liens, incurred in good faith in the ordinary course of business with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made therefor;

(n) financing statements granted with respect to personal property leased by AmerisourceBergen and its Restricted Subsidiaries pursuant to leases considered operating leases in accordance with GAAP, provided that such financing statements are granted solely in connection with such leases; and Liens to secure Capital Lease Obligations in an amount not to exceed the greater of (x) $125.0 million and (y) 3.0%  of AmerisourceBergen’s Consolidated Net Worth covering only the assets acquired with such Indebtedness;

(o) judgment Liens to the extent that such judgments do not cause or constitute a Default or an Event of Default;

(p) Liens consisting of easements, rights-of-way, zoning restrictions, restrictions on the use of real property, and defects and irregularities in the title thereto, landlords’ Liens and other similar Liens and encumbrances none of which interfere materially with the use of the property covered thereby in the ordinary course of the business of AmerisourceBergen or such Restricted Subsidiary and which do not, in the opinion of AmerisourceBergen, materially detract from the value of such properties;

(q) Liens in favor of the United States of America or any state thereof, or any department or agency or instrumentality or political subdivision of the United States of America or any state thereof or political entity affiliated therewith, or in favor of any other country, or any political subdivision thereof, to secure, progress, advance or other payments, or other obligations, pursuant to any contract or statute, or to secure any Indebtedness incurred for the purpose of financing all or any part of the cost of acquiring, constructing or improving the property subject to such Liens (including Liens incurred in connection with pollution control, industrial revenue or similar financings);

(r) Liens securing Permitted Refinancing Indebtedness incurred to refinance Indebtedness that was secured by a Lien permitted under the indenture; provided that any such Lien shall not extend to or cover any assets or property not securing the Indebtedness so refinanced and that such refinancing does not, directly or indirectly, result in an increase in the aggregate amount of secured Indebtedness of AmerisourceBergen and its Restricted Subsidiaries (except to the extent as a result of the financing of accrued interest on the Indebtedness refinanced and the amount of all expenses and premiums incurred in connection with such refinancing);

(s) any extension or renewal, or successive extensions or renewals, in whole or in part, of Liens permitted pursuant to the foregoing clauses (a) through (p) provided that no such extension or renewal Lien shall (A) secure more than the amount of Indebtedness or other obligations secured by the Lien being so extended or renewed or (B) extend to any property or assets not subject to the Lien being so extended or renewed; and

(t) Liens incurred in the ordinary course of business of AmerisourceBergen and its Restricted Subsidiaries with respect to obligations outstanding at any one time that do not exceed the greater of (i) $50.0 million and (ii) 1.0% of AmerisourceBergen’s Consolidated Net Worth.

“Permitted Refinancing Indebtedness” means any Indebtedness of AmerisourceBergen or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of AmerisourceBergen or any of its Restricted Subsidiaries (other than intercompany Indebtedness).

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Qualified Receivables Transaction” means any transaction or series of transactions entered into by AmerisourceBergen or any of its Subsidiaries pursuant to which AmerisourceBergen or any of its Subsidiaries sells, conveys or otherwise transfers to (i) a Receivables Subsidiary (in the case of a transfer by AmerisourceBergen or any of its Subsidiaries) and (ii) any other Person (in the case of a transfer by a Receivables Subsidiary), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) or inventory of AmerisourceBergen or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable or inventory, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable or inventory.

“Receivables Subsidiary” means a Subsidiary of AmerisourceBergen which engages in no activities other than in connection with the financing of accounts receivable or inventory and which is designated by the Board of Directors of AmerisourceBergen (as provided below) as a Receivables Subsidiary (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (i) is guaranteed by AmerisourceBergen or any Subsidiary of AmerisourceBergen (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction), (ii) is recourse to or obligates AmerisourceBergen or any Subsidiary of AmerisourceBergen in any way other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction or (iii) subjects any property or asset of AmerisourceBergen or any Subsidiary of AmerisourceBergen (other than accounts receivable or inventory and related assets as provided in the definition of “Qualified Receivables Transaction”), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction, (b) with which neither AmerisourceBergen nor any Subsidiary of AmerisourceBergen has any material contract, agreement, arrangement or understanding other than on terms customary for securitization of receivables or inventory and (c) with which neither AmerisourceBergen nor any Subsidiary of AmerisourceBergen has any obligation to maintain or preserve such Subsidiary’s financial condition or cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of AmerisourceBergen will be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of AmerisourceBergen giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Redemption Date”, when used with respect to any of the notes to be redeemed, means the date fixed for such redemption by or pursuant to the indenture.

“Redemption Price”, when used with respect to any of the notes to be redeemed, means the price specified in such note at which it is to be redeemed pursuant to the indenture.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Security” or “Securities” means any note or notes, bond or bonds, debenture or debentures, or any other evidences of indebtedness, as the case may be, of any series authenticated and delivered from time to time under the indenture.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any statute successor thereto.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Supplemental Indenture.

“Specified Indebtedness” means (i) any Indebtedness under the Credit Agreement and any Indebtedness incurred under Credit Facilities that refinances such Indebtedness or (ii) any Trigger Indebtedness.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(a) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(b) any partnership (i) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (ii) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Trigger Indebtedness” means any Indebtedness other than (i) Capital Lease Obligations and (ii) Indebtedness (other than Capital Lease Obligations) in an aggregate principal amount for all Domestic Subsidiaries of AmerisourceBergen (other than Blanco and any Receivables Subsidiary) that are not Guarantors at any time outstanding not to exceed $25 million (the “Original Definition”), provided, however, that for so long as the Domestic Subsidiaries of AmerisourceBergen (other than Blanco and any Receivables Subsidiary) that are not Guarantors have as a group in excess of $25 million in aggregate principal amount of Indebtedness (other than Capital Lease Obligations) outstanding, the term Trigger Indebtedness shall mean any Indebtedness; provided further, that from and after any subsequent date that the Domestic Subsidiaries of AmerisourceBergen (other than Blanco and any Receivables Subsidiary) that are not Guarantors do not have as a group in excess of $25 million in aggregate principal amount of Indebtedness (other than Capital Lease Obligations) outstanding, the term Trigger Indebtedness shall mean the Original Definition.

“Unrestricted Subsidiary” means any Subsidiary of AmerisourceBergen that is designated by the Board of Directors of AmerisourceBergen as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(a) has no Indebtedness other than Non-Recourse Debt;

(b) is not party to any agreement, contract, arrangement or understanding with AmerisourceBergen or any Restricted Subsidiary of AmerisourceBergen unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to AmerisourceBergen or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of AmerisourceBergen;

(c) is a Person with respect to which neither AmerisourceBergen nor any of its Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Equity Interests or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(d) is not guaranteeing or otherwise providing credit support for any Indebtedness of AmerisourceBergen or any of its Restricted Subsidiaries; and

(e) has at least one director on its Board of Directors that is not a director or executive officer of AmerisourceBergen or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of AmerisourceBergen or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of AmerisourceBergen as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of AmerisourceBergen as of such date. The Board of Directors of AmerisourceBergen may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of AmerisourceBergen of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (i) such Indebtedness is permitted under the indenture and (ii) no Event of Default would be in existence following such designation. Notwithstanding the foregoing, Blanco and all Receivables Subsidiaries will be permitted to be Unrestricted Subsidiaries.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote or readily convertible into Capital Stock of such Person that is entitled to vote in the election of the Board of Directors of such Person.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences relating to the purchase, ownership and disposition of the notes, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (which we refer to in this prospectus supplement as the “Code”), U.S. Treasury regulations promulgated thereunder (which we refer to in this prospectus supplement as “Treasury Regulations”), judicial decisions, published positions of the Internal Revenue Service (which we refer to in this prospectus supplement as “IRS”) and other applicable authorities, all as of the date hereof. These authorities may be changed, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions or that such statements and conclusions, if challenged by the IRS, will be sustained by a court.

This summary is limited to holders who purchase the notes upon their initial issuance at their initial issue price (which will equal the first price at which a substantial amount of notes is sold to the public for cash) and who hold the notes as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address the effect of the alternative minimum tax, U.S. federal estate or gift tax laws or the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies, or other financial institutions;

•	holders subject to the alternative minimum tax;

•	tax-exempt organizations;

•	dealers in securities or commodities;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	S corporations, partnerships or other pass-through entities;

•	expatriates and certain former citizens or long-term residents of the United States;

•	U.S. holders (as defined below) whose functional currency is not the U.S. Dollar;

•	persons who hold the notes as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; or

•	persons deemed to sell the notes under the constructive sale provisions of the Code.

If a partnership or other pass-through entity for U.S. federal income tax purposes is a beneficial owner of a note, the treatment of a partner in the partnership or member in such other entity generally will depend on the status of the partner or member and the activities of the partnership or such other entity. Partnerships or other pass-through entities, and partners in such partnerships or members in such other entities, should consult their tax advisors about the U.S. federal income tax consequences of purchasing, owning and disposing of the notes.

THIS SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION IN CONNECTION WITH THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES ARISING AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Consequences to U.S. holders

The following is a summary of certain material U.S. federal income tax consequences that will apply to you if you are a U.S. holder of the notes. Certain consequences to “non-U.S. holders” of the notes are described under “— Consequences to non-U.S. holders” below. For purposes of this discussion, “U.S. holder” means a beneficial owner of a note that is:

•	an individual citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a U.S. court and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Payments of interest on the notes

U.S. holders generally will be required to recognize any stated interest as ordinary income at the time it is paid or accrued on the notes in accordance with such U.S. holder’s method of accounting for U.S. federal income tax purposes.

Additional payments

As described under the headings “Description of Notes — Optional Redemption” and “Description of Notes — Offer to Repurchase Upon Change of Control,” we may be required to pay you amounts in excess of stated interest and principal in certain circumstances. We intend to take the position that the notes should not be treated as contingent payment debt instruments because of these additional payments. This position is based in part on assumptions regarding the possibility, as of the date of issuance of the notes, that such additional amounts will be paid. Assuming such position is respected, you would likely treat any such payments paid to you in connection with a repurchase or redemption as described below in “— Consequences to U.S. holders — Sale, exchange, redemption or other taxable disposition of the notes.” Our position is binding on you, unless you explicitly disclose to the IRS on your tax return for the year during which you acquire the notes that you are taking a different position. However, the IRS may take a contrary position from that described above, which could affect the timing and character of your income on the notes. You should consult your tax advisors regarding the application of the contingent payment debt instrument rules to the notes. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Sale, exchange, redemption or other taxable disposition of the notes

Upon the sale, exchange, redemption or other taxable disposition of a note, a U.S. holder generally will recognize capital gain or loss equal to the difference, if any, between (i) the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued but unpaid interest not previously included in income, which generally will be taxable as ordinary income) and (ii) the U.S. holder’s tax basis in the note. Your tax basis in a note generally will equal the cost of the note. Such capital gain or loss will be long-term capital gain or loss if, at the time of such disposition, you have held the note for more than one year. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, will generally be subject to a reduced tax rate. The deductibility of capital losses is subject to limitations.

Backup withholding and information reporting

We are required to furnish to the record holders of the notes, other than corporations and other exempt holders, and to the IRS, information with respect to interest paid on the notes.

You may be subject to backup withholding with respect to interest paid on the notes or with respect to proceeds received from a disposition of the notes. Certain holders (including, among others, corporations and certain tax-exempt organizations) generally are not subject to backup withholding. You will be subject to backup withholding if you are not otherwise exempt and you (i) fail to furnish your taxpayer identification number (which we refer to in this prospectus supplement as “TIN”), which, for an individual, is ordinarily his or her social security number; (ii) furnish an incorrect TIN; (iii) are notified by the IRS that you have failed to properly report payments of interest or dividends; or (iv) fail to certify, under penalties of perjury, that you have furnished a correct TIN and that the IRS has not notified you that you are subject to backup withholding. Backup withholding is not an additional tax but, rather, is a method of tax collection. You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability provided that the required information is furnished to the IRS in a timely manner.

Consequences to non-U.S. holders

The following is a summary of certain material U.S. federal income tax consequences that will apply to you if you are a non-U.S. holder of the notes. For purposes of this discussion, a “non-U.S. holder” means a beneficial owner of a note that is not a U.S. holder.

Payments of interest on the notes

Generally, subject to the discussion of backup withholding below, if you are a non-U.S. holder, interest income paid on a note that is not effectively connected with a U.S. trade or business will not be subject to a U.S. withholding tax under the “portfolio interest exemption,” provided that the non-U.S. holder:

•	does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	is not a “controlled foreign corporation” with respect to which we are, directly or indirectly, a “related person”;

•	is not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•	provides its name and address, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN (or successor form)), or holds its notes through certain foreign intermediaries and the non-U.S. holder and the foreign intermediaries satisfy the certification requirements of applicable Treasury Regulations.

If you cannot satisfy the requirements described above, you will be subject to the 30% U.S. federal withholding tax with respect to payments of interest on the notes, unless you provide us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable U.S. income tax treaty or (2) IRS Form W-8ECI (or successor form) stating that the interest is not subject to withholding tax because it is effectively connected with the conduct of a U.S. trade or business. Except to the extent otherwise provided under an applicable income tax treaty, if you are engaged in a trade or business in the United States and interest on a note is effectively connected with your conduct of that trade or business, you will be subject to U.S. federal income tax on that interest on a net income basis (although you will be exempt from the 30% withholding tax, provided the certification requirements described above are satisfied) in the same manner as if you were a “United States person” as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower rate as may be prescribed under an applicable U.S. income tax treaty) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States.

Additional payments

As described under the headings “Description of Notes — Optional Redemption” and “Description of Notes — Offer to Repurchase Upon Change of Control,” we may be required to pay amounts in excess of stated interest and principal in certain circumstances. We intend to treat any such amounts paid to a non-U.S. holder pursuant to any such repurchase or redemption as additional amounts paid for the notes, subject to the rules described below in “— Consequences to non-U.S. holders — Sale, exchange, redemption or other taxable disposition of the notes.”

Sale, exchange, redemption or other taxable disposition of the notes

Subject to the discussion below regarding backup withholding, any gain realized by a non-U.S. holder on the sale, exchange, redemption or other disposition of a note (except with respect to accrued and unpaid interest, which would be taxable as described above) generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States; or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of sale, exchange or other disposition, and certain conditions are met.

If your gain is described in the first bullet point above, you generally will be subject to U.S. federal income tax on the net gain derived from the sale. If you are a corporation, then you may also be required to pay a branch profits tax at a 30% rate (or such lower rate as may be prescribed under an applicable U.S. income tax treaty) on any such effectively connected gain. If you are an individual described in the second bullet point above, you will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though you are not considered a resident of the United States. You should consult any applicable income tax treaties that may provide for different rules. In addition, you are urged to consult your tax advisors regarding the tax consequences of the acquisition, ownership and disposition of the notes.

Backup withholding and information reporting

If you are a non-U.S. holder, in general, you will not be subject to backup withholding and information reporting with respect to payments that we make to you provided that we do not have actual knowledge or reason to know that you are a U.S. person and you have given us the statement described above under “— Consequences to non-U.S. holders — Payments of interest on the notes.” In addition, you will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of a note within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a U.S. person, as defined under the Code, or you otherwise establish an exemption. However, we will be required to report annually to the IRS and to you the amount of, and the tax withheld with respect to, any interest paid to you, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which you reside.

You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability provided that the required information is furnished to the IRS in a timely manner.

UNDERWRITING

Banc of America Securities LLC and J.P. Morgan Securities Inc. are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement between us and the representatives, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below:

Underwriter	Principal Amount

Banc of America Securities LLC	$
J.P. Morgan Securities Inc.

Total	$

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters have agreed to purchase all of the notes if any of them are purchased.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to     % of the principal amount of the notes. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to     % of the principal amount of the notes to certain other dealers. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The following table shows the underwriting discounts to be paid to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by us

Per Note	%

In the underwriting agreement, we have agreed that:

•	We will not offer or sell any of our debt securities (other than the notes) from the date of this prospectus supplement through and including the date of settlement without the prior consent of the representatives.

•	We will pay our expenses related to the offering, which we estimate will be $ .

•	We will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

The notes are a new issue of securities, and there is currently no established trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

In connection with the offering of the notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

Conflicts of Interest

Certain of the underwriters and their affiliates have in the past provided, and may in the future provide, investment banking, commercial banking, derivative transactions and financial advisory services to us and our affiliates in the ordinary course of business for which they have received and may continue to receive customary fees and commissions. Specifically, affiliates of the underwriters serve various roles in our Multi-Currency Revolving Credit Facility; JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities Inc., serves as administrative agent and a lender and Bank of America, N.A., an affiliate of Banc of America Securities LLC, serves as syndication agent and a lender. Banc of America Securities LLC and J.P. Morgan Securities Inc. serve as co-lead Arrangers and joint bookrunners of our Multi-Currency Revolving Credit Facility. As of the date of this prospectus supplement, approximately $245.2 million was outstanding under our Multi-Currency Revolving Credit Facility.

We intend to use at least 5% of the net proceeds of this offering to repay indebtedness owed by us to certain affiliates of the underwriters who are lenders under our Multi-Currency Revolving Credit Facility. See “Use of Proceeds.” Accordingly, this offering is being made in compliance with the requirements of Rule 2720 FINRA. Because the notes offered hereby are rated investment grade by both Moody’s rating service and Standard & Poor’s rating service, the FINRA rules do not require that we use a qualified independent underwriter for this offering. A securities rating is not a recommendation to buy, sell or hold securities. Banc of America Securities LLC and J.P. Morgan Securities Inc. will not confirm sales of the notes to any account over which they exercise discretionary authority without the prior written approval of the customer.

Offering Restrictions

European Economic Area.  In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each such Member State is referred to in this prospectus supplement as a “Relevant Member State”), each underwriter represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (which we refer to in this prospectus supplement as the “Relevant Implementation Date”) it has not made and will not make an offer of securities to the public in that Relevant Member State prior to the publication of a prospectus in relation to the securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of securities to the public in that Relevant Member State at any time,

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000, and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the manager for any such offer; or

•	in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom.  Each underwriter has represented and agreed that it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) received by it in connection with the issue or sale of any notes in circumstances in which Section 21(1) of the Financial Services and Markets Act 2000 does not apply to the issuer and that it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

VALIDITY OF SECURITIES

The validity of the notes and the guarantees will be passed upon for us by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania. The underwriters have been represented in connection with this offering by Cravath, Swaine & Moore LLP, New York, New York.

PROSPECTUS

AmerisourceBergen Corporation

Common Stock
Preferred Stock
Debt Securities
Depositary Shares
Warrants
Purchase Contracts
Units

We, from time to time, may offer and sell, in one or more offerings, shares of our common stock, shares of our preferred stock, debt securities, depositary shares, warrants, purchase contracts and units. We may offer and sell these securities in amounts, at prices and on terms determined at the time of the offering.

This prospectus describes the general terms of these securities and the general manner in which these securities will be offered. Each time securities are offered under this prospectus, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the terms of the offering and the offered securities and may also supplement, update or amend information contained in this prospectus.

We may offer and sell these securities to or through underwriters, dealers or agents, directly to purchasers or through a combination of these methods. If we use underwriters, dealers or agents to sell these securities, we will name them and describe their compensation arrangements in the prospectus supplement relating to such offering.

Our common stock is listed on the New York Stock Exchange under the symbol “ABC.” We have not yet determined whether any of the other securities covered by this prospectus will be listed on any exchange, inter-dealer quotation system or over-the-counter market. If we decide to seek listing of any such securities upon issuance, the prospectus supplement relating to the offering of such securities will disclose the exchange, quotation system or market on which the securities will be listed.

Our executive offices are located at 1300 Morris Drive, Chesterbrook, Pennsylvania 19087 and our telephone number is (610) 727-7000.

Investing in these securities involves certain risks. See “Risk Factors” on page 1 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 30, 2009

The distribution of this prospectus and sale of these securities in certain jurisdictions may be restricted. Persons in possession of this prospectus are required to inform themselves about and observe any such restrictions. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

All references in this prospectus to “we,” “us,” “our,” and “AmerisourceBergen” refer only to AmerisourceBergen Corporation and not to any existing or future subsidiaries of AmerisourceBergen Corporation, unless the context otherwise requires.

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RISK FACTORS

Investing in our securities involves risks. Before investing in our securities, you should carefully consider the specific risks set forth under the caption “Risk Factors” in our filings with the Securities and Exchange Commission (which we refer to as the “SEC”) that are incorporated by reference into this prospectus and under the caption “Risk Factors” in any accompanying prospectus supplement or free writing prospectus that we deliver to you. You should also carefully consider all other information contained in or incorporated by reference into this prospectus or in any accompanying prospectus supplement or free writing prospectus that we deliver to you. A discussion of the documents incorporated by reference into this prospectus is set forth below under the heading “Documents Incorporated by Reference.”

ABOUT THIS PROSPECTUS

This document is called a prospectus and is part of a registration statement on Form S-3 that we filed with the SEC using a “shelf” registration process. Under this shelf process, we may offer and sell, from time to time in one or more offerings, the securities described in this prospectus. This prospectus provides you with a general description of the securities we may offer and the general manner in which these securities may be offered. Each time we sell securities under this prospectus, we will provide you with a prospectus supplement that will contain specific information about the terms of that offering and the offered securities. That prospectus supplement may also supplement, update or amend information contained in or incorporated by reference into this prospectus.

The registration statement of which this prospectus is a part contains additional information about us and the securities we may offer by this prospectus. Specifically, we have filed and incorporated by reference certain legal documents that control the terms of the securities offered by this prospectus as exhibits to the registration statement. We will file and/or incorporate by reference certain other legal documents that will control the terms of the securities we may offer by this prospectus as exhibits to the registration statement or to reports we file with the SEC that are incorporated by reference into this prospectus.

In addition, we may prepare and deliver one or more “free writing prospectuses” to you in connection with any offering of securities under this prospectus. Any such free writing prospectus may contain additional information about us, our business, the offered securities, the manner in which such securities are being offered, our intended use of the proceeds from the sale of such securities, risks relating to our business or an investment in such securities or other information.

This prospectus and certain of the documents incorporated by reference into this prospectus contain, and any accompanying prospectus supplement or free writing prospectus that we deliver to you may contain, summaries of information contained in documents that we have filed or will file as exhibits to our SEC filings. Such summaries do not purport to be complete and are subject to, and qualified in their entirely by reference to, the actual documents filed with the SEC.

Copies of the registration statement of which this prospectus is a part and of the documents incorporated by reference into this prospectus may be obtained as described below under the heading “Documents Incorporated by Reference” and under the heading “Where You Can Find More Information.”

You should not assume that the information contained in this prospectus, the registration statement to which this prospectus is a part, any accompanying prospectus supplement or any free writing prospectus that we deliver to you is accurate as of any date other than the date of such documents or that the information incorporated by reference into this prospectus is accurate as of any date other than the date of the document incorporated by reference. Our business, operating results, financial condition, capital resources and prospects may have changed since that date.

You should rely only on the information contained in or incorporated by reference into this prospectus, the registration statement of which this prospectus is a part, any accompanying prospectus supplement, and any free writing prospectus that we deliver to you. We have not authorized anyone to provide you with different information. If you receive any other information, you should not rely on it.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to certain information reporting requirements of the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), and, in accordance with these requirements, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to you at the SEC’s website at http://www.sec.gov and our website at www.amerisourcebergen.com. The information contained in, or that can be accessed through, our website is not a part of this prospectus or any accompanying prospectus supplement.

We have filed with the SEC a registration statement on Form S-3 relating to the securities offered by this prospectus. This prospectus is a part of that registration statement, which includes additional information about us and the securities offered by this prospectus. You may review and obtain a copy of the registration statement and the exhibits that are a part of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s website or our website. You can also call or write us for a copy as described below under “Documents Incorporated by Reference.”

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC under the Exchange Act, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update, modify and, where applicable, supersede this information. We incorporate by reference into this prospectus the specific documents listed below and all documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act between the date of this prospectus and the termination of the offering of securities under this prospectus (other than, in each case, documents or information deemed to be furnished and not filed in accordance with SEC rules), which future filings shall be deemed to be incorporated by reference into this prospectus and to be part of this prospectus from the date we subsequently file such documents. The SEC file number for these documents is 1-16671.

➢	Our Annual Report on Form 10-K for the fiscal year ended September 30, 2008, filed with the SEC on November 25, 2008 (including portions of our definitive proxy statement on Schedule 14A filed with the SEC on January 9, 2009, incorporated therein by reference);

➢	Our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2008, March 31, 2009 and June 30, 2009, filed with the SEC on February 5, 2009, May 8, 2009 and August 6, 2009;

➢	Our Current Reports on Form 8-K filed with the SEC on October 1, 2008, October 30, 2008, November 14, 2008, December 11, 2008, January 22, 2009, February 19, 2009, April 23, 2009, May 1, 2009, May 19, 2009, June 2, 2009, June 4, 2009, July 30, 2009 and September 9, 2009;

➢	The description of our common stock contained in our Registration Statement on Form S-4/A (File No. 333-61440), filed with the SEC on July 27, 2001, and the related prospectus filed pursuant to Rule 424(b)(3), filed with the SEC on August 1, 2001, including any amendments or reports filed with the SEC for the purpose of updating such description; and

➢	The description of our Series A Preferred Stock contained in our Registration Statement on Form 8-A filed with the SEC on August 29, 2001, including any amendments or reports filed with the SEC for the purpose of updating such description.

Any statement contained in this prospectus or in any document incorporated by reference into this prospectus shall be deemed to be modified or, where applicable, superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or any subsequently filed document that also is incorporated by reference into this prospectus modifies or supersedes such prior statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request and without charge, a copy of the documents referred to above that we have incorporated by reference into this prospectus and a copy of the registration statement of which this prospectus is a part. You can request copies of such documents if you call or write us at the following address or telephone number:

AmerisourceBergen Corporation
1300 Morris Drive
Chesterbrook, PA 19087
Telephone: (610) 727-7000
Attention: Secretary

Exhibits to the documents will not be sent, however, unless those exhibits have specifically been incorporated by reference into such document. You may also obtain copies of our SEC filings statement as described above under the heading “Where You Can Find More Information.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This prospectus and the documents incorporated by reference into this prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements that are not statements of historical facts are hereby identified as forward-looking statements for these purposes and include, among others, statements with respect to:

➢	our future economic performance, operating results, financial condition, capital resources or prospects;

➢	projections of revenue, expenses, income and losses, earnings (losses) per share, capital expenditures, dividends, growth rates or other financial items;

➢	market or industry trends,

➢	legal or regulatory developments;

➢	future events;

➢	the anticipated effect of acquisitions, litigation, new (or changes to existing) laws, regulations or accounting principles or other matters on our business, economic performance, operating results, financial condition, capital resources or prospects;

➢	our plans, objectives and strategies for future operations or otherwise;

➢	our expectations and beliefs.

Forward-looking statements can generally be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “should,” “would,” “intend,” “seem,” “potential,” “appear,” “continue,” “future,” believe,” “estimate,” “forecast,” “project” and other words of similar meaning, although not all forward-looking statements contain these identifying words.

Forward-looking statements are subject to known and unknown risks and uncertainties, many of which are outside of our control and could cause actual results to differ materially and adversely from those expressed or implied by such statements. The risks and uncertainties relate to, among other things:

➢	changes in pharmaceutical market growth rates;

➢	the loss of one or more key customer or supplier relationships;

➢	changes in customer mix;

➢	customer delinquencies, defaults or insolvencies;

➢	supplier defaults or insolvencies;

➢	changes in pharmaceutical manufacturers’ pricing and distribution policies or practices;

➢	adverse resolution of any contract or other dispute with customers or suppliers;

➢	federal and state government enforcement initiatives to detect and prevent suspicious orders of controlled substances and the diversion of controlled substances;

➢	changes in U.S. legislation or regulatory action affecting pharmaceutical product pricing or reimbursement policies, including under Medicaid and Medicare;

➢	changes in regulatory or clinical medical guidelines and/or labeling for the pharmaceutical products we distribute, including certain anemia products;

➢	price inflation in branded pharmaceuticals and price deflation in generics;

➢	significant breakdown or interruption of our information technology systems;

➢	our inability to implement an enterprise resource planning (ERP) system to handle business and financial processes within AmerisourceBergen Drug Corporation’s operations and our corporate functions without operating problems and/or cost overruns;

➢	success of integration, restructuring or systems initiatives;

➢	interest rate and foreign currency exchange rate fluctuations;

➢	economic, business, competitive and/or regulatory developments in Canada, the United Kingdom and elsewhere outside of the United States, including potential changes in Canadian provincial legislation affecting pharmaceutical product pricing or service fees or regulatory action by provincial authorities in Canada to lower pharmaceutical product pricing or service fees;

➢	the impact of divestitures or the acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control;

➢	increased costs of maintaining, or reductions in, our inability to successfully complete any other transaction that we may wish to pursue from time to time;

➢	changes in tax legislation or adverse resolution of challenges to our tax positions;

➢	increased costs of maintaining, or reductions in, our ability to maintain adequate liquidity and financing sources;

➢	continued volatility and further deterioration of the credit and capital markets; and

➢	other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting our business generally.

The risks and uncertainties referenced above are not intended to be exhaustive. We refer you to our Annual Report on Form 10-K for our most recent fiscal year and our Quarterly Reports on Form 10-Q filed after such Annual Report, including the information contained under the caption “Item 1A — Risk Factors” of such reports, and the other documents incorporated by reference into this prospectus for both an expanded discussion of the risks and uncertainties described above and additional risks and uncertainties that could cause actual results to differ materially and adversely from those expressed or implied by forward-looking statements.

You are cautioned not to place undue reliance on the forward-looking statements contained in, or incorporated by reference into, this prospectus. Each forward-looking statement speaks only as of the date of this prospectus or, in the case of documents incorporated by reference, the date of the applicable document (or any earlier date indicated in the statement), and we undertake no obligation to update or revise any of these statements, whether as a result of new information, future developments or otherwise, except as required by law. We qualify all of our forward-looking statements by these cautionary statements.

AMERISOURCEBERGEN CORPORATION

We are one of the world’s largest pharmaceutical services companies, with operations primarily in the United States and Canada. Servicing both pharmaceutical manufacturers and healthcare providers in the pharmaceutical supply channel, we provide drug distribution and related services designed to reduce costs and improve patient outcomes. More specifically, we distribute a comprehensive offering of brand name and generic pharmaceuticals, over-the-counter healthcare products, home healthcare supplies and equipment, and related services to a wide variety of healthcare providers primarily located in the United States and Canada, including acute care hospitals and health systems, independent and chain retail pharmacies, mail order pharmacies, physicians, medical and dialysis clinics, long-term care and other alternate site pharmacies, and other customers. We also provide pharmacy services to certain specialty drug patients. Additionally, we furnish healthcare providers and pharmaceutical manufacturers with an assortment of related services, including pharmaceutical packaging, pharmacy automation, inventory management, reimbursement and pharmaceutical consulting services, logistics services, and pharmacy management.

As used in this section of the prospectus only, references to “we” refer to AmerisourceBergen Corporation and its consolidated subsidiaries.

USE OF PROCEEDS

Unless we inform you otherwise in the prospectus supplement or a free writing prospectus, we intend to use the net proceeds from the sale of the securities for general corporate purposes, including, but not limited to, working capital, capital expenditures, repayment of indebtedness, investments in our subsidiaries, business acquisitions and the repurchase, redemption or retirement of our securities, including shares of our common stock. We may also invest the net proceeds in U.S. government securities, certificates of deposit or other interest-bearing securities. If we decide to use the net proceeds from a particular offering of securities for a specific purpose, we will describe that in the prospectus supplement relating to that offering.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our historical ratios of earnings to fixed charges for the periods indicated:

	Nine Months
	Ended June 30,	Year Ended September 30,
	2009	2008	2007	2006	2005	2004

Ratio of earnings to fixed charges	11.8	9.9	9.7	9.7	5.3	6.4

For purposes of computing the above ratios:

➢	earnings consist of (a) pre-tax income from continuing operations before income or loss from equity investees, plus (b) fixed charges (as defined below), plus (c) amortization of capitalized interest, plus (d) distributed income of equity investees, less (a) interest capitalized; and

➢	fixed charges include (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness, and (c) an estimate of the interest within rental expense.

DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

The following description of our common stock and preferred stock will apply generally to any future common stock or preferred stock that we may offer, but is not complete. It is subject to, and qualified in its entirety by reference to, our amended and restated certificate of incorporation, as amended (which we refer to as our “certificate of incorporation”), our amended and restated bylaws (which we refer to as our “bylaws”) and our rights agreement with The Bank of New York Mellon (as successor to Mellon Investor Services, LLC), as rights agent (which we refer to as our “stockholder rights plan”), each of which is incorporated by reference as exhibits to the registration statement of which this prospectus is a part. We will describe the particular terms of any class or series of these securities in more detail in the applicable prospectus supplement. If any particular terms of the common stock or preferred stock described in the applicable prospectus supplement differ from any of the terms described herein, then the terms described herein will be deemed superseded by that prospectus supplement. The terms of these securities also may be affected by the General Corporation Law of the State of Delaware (which we refer to below as the “DGCL”).

Authorized Capital Stock

We are authorized to issue a total of 610,000,000 shares of capital stock consisting of 600,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

Our authorized common stock consists of 600,000,000 shares of common stock, $0.01 par value per share. Each outstanding share of common stock is entitled to one vote per share. Except as may be provided in a certificate of designations for a series of preferred stock, the holders of common stock have the exclusive right to vote for the election of directors and for all other purposes as provided by law and do not have cumulative voting rights.

Subject to the preferences that may be applicable to any then outstanding shares of preferred stock, holders of common stock are entitled to receive ratably on a per share basis such dividends and other distributions in cash, stock or property of AmerisourceBergen as may be declared by the board of directors from time to time out of the legally available assets or funds of AmerisourceBergen. Upon our voluntary or involuntary liquidation, dissolution or winding up, holders of common stock are entitled to receive ratably all assets of AmerisourceBergen available for distribution to its stockholders and payment of the liquidation preferences of any then outstanding shares of preferred stock.

Holders of our common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to our common stock.

Holders of common stock will have no liability for further calls or assessments and will not be personally liable for the payment of our debts except as they may be liable by reason of their own conduct or acts.

Our board of directors may authorize the issuance of preferred stock with voting, conversion, dividend, liquidation and other rights that may adversely affect the rights of the holder of our common stock.

Preferred Stock

Our authorized preferred stock consists of 10,000,000 shares of preferred stock, $0.01 par value per share. We may issue preferred stock from time to time in one or more series, without stockholder approval, when authorized by our board of directors. Subject to the limits imposed by the DGCL, our board of directors is authorized to fix for any series of preferred stock the number of shares of such series and the voting powers (if any), designation, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of such series. As of the date of this prospectus, no shares of preferred stock are outstanding but our board of directors has authorized the issuance of 3,000,000 shares of preferred stock designated as Series A Preferred Stock under our stockholder rights plan, which is described below under the heading “Stockholder Rights Plan.”

Unless otherwise set forth in the applicable certificate of designations for such series of preferred stock:

➢	Holders of preferred stock will have no voting rights and will not be entitled to any notice of meeting of stockholders, except as required by applicable law;

➢	Holders of preferred stock will be entitled to receive, when declared by the board of directors, out of legally available funds, dividends at the rates fixed by the board of directors for the respective series of preferred stock, and no more, before any dividends will be declared and paid, or set apart for payment, on our common stock with respect to the same dividend period;

➢	Upon our voluntary or involuntary liquidation, dissolution or winding up, holders of each series of preferred stock will be entitled to receive the amount fixed for such series plus, in the case of any series on which dividends will have been determined by the board of directors to be cumulative, an amount equal to all dividends accumulated and unpaid to the date of final distribution whether or not earned or declared (subject to any cap set forth in the applicable certificate of designations for such series of preferred stock) before any distribution shall be paid, or set aside for payment, to holders of our common stock;

➢	At the option of our board of directors, we may redeem all or part of the shares of any series of preferred stock on such terms and conditions fixed in the applicable certificate of designations for such series of preferred stock;

➢	Holders of our preferred stock have no preemptive rights and will have no liability for further calls or assessments; and

➢	Our board of directors may increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders.

For any series of preferred stock that we may offer, our board of directors will determine and the prospectus supplement relating to such series will describe:

➢	The designation and number of shares of such series;

➢	The rate and time at which, and the preferences and conditions under which, any dividends will be paid on shares of such series, as well as whether such dividends are cumulative or non-cumulative and participating or non-participating;

➢	Any provisions relating to convertibility or exchangeability of the shares of such series;

➢	The rights and preferences, if any, of holders of shares of such series upon our liquidation, dissolution or winding up of our affairs;

➢	The voting powers, if any, of the holders of shares of such series;

➢	Any provisions relating to the redemption of the shares of such series;

➢	Any limitations on our ability to pay dividends or make distributions on, or acquire or redeem, other securities while shares of such series are outstanding;

➢	Any conditions or restrictions on our ability to issue additional shares of such series or other securities; and

➢	Any other specific terms, preferences, limitations or restrictions.

Certain Anti-Takeover Provisions of Our Certificate Incorporation, Bylaws, Stockholder Rights Plan and Delaware Law

The following is a summary of certain provisions of our certificate of incorporation, bylaws, stockholder rights plan and the DGCL that may have the effect of delaying, deterring or preventing hostile takeovers or changes in control or management of AmerisourceBergen. Such provisions could deprive our stockholders of opportunities to realize a premium on their stock. At the same time, these provisions may have the effect of inducing any persons seeking to acquire or control us to negotiate terms acceptable to our board of directors. Throughout the summary we have included parenthetical references to sections of our certificate of incorporation and bylaws to help you locate the provisions being discussed.

Undesignated Preferred Stock

Our certificate of incorporation authorizes our board of directors to issue shares of preferred stock and set the voting powers, designations, preferences, and other rights related to that preferred stock without stockholder approval. Any such designation and issuance of shares of preferred stock could delay, defer or prevent any attempt to acquire or control us. (Section 4.03)

Classified Board of Directors

Our certificate of incorporation provides for our board of directors to be divided into three classes, as nearly equal in size as possible, with one class being elected annually to serve a term of three years, until their successors are duly elected and qualified. As a result, at least two annual meetings of stockholders may be required for our stockholders to change a majority of our board of directors. The classification of our directors will make it more difficult to change the composition of our board of directors and will promote the continuity of existing management. (Section 5.03)

Removal of Directors and Vacancies on the Board of Directors

Our certificate of incorporation and our bylaws provide that a director may not be removed except for cause and with the affirmative vote of 80% of our stockholders. Our certificate of incorporation and our bylaws also provide that, subject to any rights of holders of our preferred stock, any vacancies in our board of directors for any reason will be filled only by a majority of our directors remaining in office, and directors so elected will hold office until the next election for their class of directors. The inability of our stockholders to remove directors without cause and without the affirmative vote of at least 80% of our stockholders entitled to vote for the board of directors or to fill vacancies on the board of directors will make it more difficult to change the composition of our board of directors and will promote the continuity of existing management. (Sections 5.05 and 5.06 of our certification of incorporation and Sections 3.13 and 3.14 of our bylaws)

No Cumulative Voting

Our certificate of incorporation and bylaws do not provide for cumulative voting. Accordingly, the holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election.

No Stockholder Action by Written Consent

Our certificate of incorporation and our bylaws provide that our stockholders may not act by written consent which may require our stockholders to wait for a regularly scheduled annual meeting to change the composition of our board of directors. (Section 6.03 of our certificate of incorporation and Section 2.10 of our bylaws)

Ability to Call Special Meeting of Stockholders

Our certificate of incorporation and our bylaws provide that special meetings of stockholders may be called at any time by our board of directors pursuant to a resolution duly adopted by a majority of the members of our board of directors and that the ability of our stockholders to call a special meeting of stockholders is specifically denied. The inability of our stockholders to call a special meeting may require our stockholders to wait for a regularly scheduled annual meeting to change the composition of our board of directors. (Section 6.03 of our certificate of incorporation and Section 2.02 of our bylaws)

Advance Notification of Stockholder Nominations and Proposals

Our certificate of incorporation and our bylaws provide that in order for nominations of directors or other business to be properly brought before an annual meeting by our stockholders, the stockholders must give notice to us not less than 60 days nor more than 90 days prior to the anniversary of our previous annual meeting of stockholders. The notice must contain specific information regarding the nominee for director, or other business to be addressed, as well as information regarding the stockholder who is proposing the nomination. (Section 6.04 of our certificate of incorporation and Section 2.03 of our bylaws)

Super-Majority Approval Required for Certain Amendments to Certificate of Incorporation

Our certificate of incorporation provides that the provisions of our certificate of incorporation concerning undesignated preferred stock, the classified board, the removal of directors, vacancies on the board of directors, stockholder action by written consent, ability to call special meetings of stockholders, advance notice of director nominations and stockholder proposals, the election to by the Company to be subject to the restrictions on business combinations under Section 203 of the DGCL and amendments to the certificate of incorporation require the affirmative vote of 80% of the voting power of all the shares of our stock then entitled to vote generally in the election of directors in order to be amended, altered, or repealed, unless such amendment is declared advisable by the affirmative vote of at least 75% of the entire board of directors. (Section 11.02)

Amendments to Bylaws

Our certificate of incorporation and our bylaws provide that our board of directors is expressly authorized to make, alter, amend or repeal the bylaws without the assent or vote of our stockholders. Our certificate of incorporation and our bylaws also provide that our stockholders may, at any annual or special meeting, make, alter, amend or repeal the bylaws by the affirmative vote of the holders of not less than 80% of the stock entitled to vote generally in the election of directors. (Section 11.01 of our certificate of incorporation and Section 9.01 of our bylaws)

Business Combinations under Delaware Law

We are a Delaware corporation. Section 203 of the DGCL prohibits a Delaware corporation from engaging in a business combination with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder. The term “business combination” is broadly defined to include mergers, consolidations, sales and other dispositions of assets having an aggregate market value equal to 10% or more of the consolidated assets of the corporation, and other specified transactions resulting in financial benefits to the interested stockholder. Under Section 203, an “interested stockholder” generally is defined as a person who, together with affiliates and associates, owns (or within the three prior years did own) 15% or more of the corporation’s outstanding voting stock.

This prohibition is effective unless:

➢	the business combination or the transaction that resulted in the interested stockholder becoming an interested stockholder is approved by the corporation’s board of directors prior to the time the interested stockholder becomes an interested stockholder;

➢	upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation, other than stock held by directors who are also officers or by specified employee stock plans; or

➢	at or after the time the stockholder becomes an interested stockholder, the business combination is approved by a majority of the board of directors and, at an annual or special meeting, by the affirmative vote of two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

These restrictions generally prohibit or delay the accomplishment of mergers or other takeover or change-in-control attempts that are not approved by a company’s board of directors. A corporation can elect to have Section 203 of the DGCL not apply to it by expressly providing so in its certificate of incorporation or bylaws; we have not made such an election. (Section 9.01)

Stockholder Rights Plan

Our stockholder rights plan is designed to protect and maximize the value of our outstanding common stock in the event of an unsolicited attempt to acquire us in a manner or on terms not approved by our board of directors and that prevents our stockholders from realizing the full value of their shares of common stock. Under our stockholder rights plan, one right to purchase our Series A Preferred Stock attached to each outstanding share of our common stock as of the date the stockholder rights plan was adopted. As a result of subsequent stock splits, one quarter of a right to purchase our Series A Preferred Stock is attached to each outstanding share of our common stock. Until they become exercisable, the rights trade together with our common stock. Although the rights are not intended to prevent a takeover of us, they have anti-takeover effects. Once the rights have become exercisable, in most cases the rights will cause substantial dilution to a person that attempts to acquire or merge with us. Accordingly, the existence of our stockholder rights plan may deter potential acquirors from making a takeover proposal or a tender offer. Our stockholder rights plan should not interfere with any merger or other business combination approved by our board of directors since we may redeem the rights. Set forth below is a summary of certain material provisions of our stockholder rights plan.

Exercisability of Rights.  Under our stockholder rights plan, one quarter of a right attaches to each share of our common stock outstanding and, when exercisable, one right entitles the registered holder to purchase from us one one-hundredth of a share of our Series A Preferred Stock at an initial purchase price of $275, subject to customary antidilution adjustments.

The rights will not become exercisable until the earlier of:

➢	10 business days following a public announcement that a person has become the beneficial owner of 15% or more of our common stock then outstanding; and

➢	10 business days, or such later date as may be determined by our board of directors, following the commencement of a tender offer or exchange offer that would result in a person becoming the beneficial owner of 15% or more of our common stock then outstanding.

Series A Preferred Stock.  In connection with the creation of the rights, our board of directors authorized the issuance of 3,000,000 shares of our preferred stock designated as Series A Preferred Stock.

We have designed the dividend, liquidation, voting and redemption features of our Series A Preferred Stock so that the value of one one-hundredth of a share of our Series A Preferred Stock approximates the value of one share of our common stock. Shares of our Series A Preferred Stock may only be purchased after the rights have become exercisable.

“Flip In” Feature.  In the event a person becomes the beneficial owner of 15% or more of our common stock then outstanding, each holder of one right, except for such acquiring person, will have the right to acquire, upon exercise of the right, instead of one one-hundredth of a share of our Series A Preferred Stock, shares of our Series A Preferred Stock having a value equal to twice the then current purchase price of each one one-hundredth share of our Series A Preferred Stock. For example, if we assume that the initial purchase price of $275 is in effect on the date that the flip-in feature of the rights is triggered, any holder of a right, except for the person that has become the beneficial owner of 15% or more of our common stock then outstanding, may exercise his or her right by paying to us $275 in order to receive from us shares of our Series A Preferred Stock having a value equal to $550.

“Flip Over” Feature.  In the event that following a public announcement a person has become the beneficial owner of 15% or more of our common stock then outstanding:

➢	we merge into another entity,

➢	another entity merges into us, or

➢	we sell more than 50% of our assets or earning power,

then each holder of a right, except for such person that is the beneficial owner of 15% or more of our common stock then outstanding, may have the right to receive, upon exercise of the right, the number of shares of the acquiring company’s capital stock with the greatest voting power having a value equal to twice the then current purchase price of each one one-hundredth share of our Series A Preferred Stock.

“Exchange” Feature.  At any time after a person becomes the beneficial owner of 15% or more, but, in certain circumstances, less than 50%, of our common stock then outstanding, our board of directors may, at its option, exchange all or part of the rights, except for those held by such acquiring person, for our common stock at an exchange ratio of one one-hundredth of a share of AmerisourceBergen common stock for each right, subject to adjustment, and cash instead of fractional shares, if any. Use of this exchange feature means that eligible rights holders will not have to pay a purchase price before receiving shares of our Series A Preferred Stock.

Redemption of Rights.  At any time prior to the earlier to occur of:

➢	10 business days following a public announcement that a person has become the beneficial owner of 15% or more of our common stock then outstanding, or

➢	August 27, 2011

our board of directors may redeem all of the rights at a redemption price of $0.01 per right, subject to adjustment. The right to exercise the rights will terminate upon redemption, and at that time, the holders of the rights will have the right to receive only the redemption price for each right they hold.

Amendment of Rights.  At any time prior to the earlier to occur of:

➢	10 business days following a public announcement that a person has become the beneficial owner of 15% or more of our common stock then outstanding; and

➢	10 business days, or such later date as may be determined by our board of directors, following the commencement of a tender offer or exchange offer that would result in a person becoming the beneficial owner of 15% or more of our common stock then outstanding, the terms of our stockholder rights plan may be amended by our board of directors without the approval of the holders of the rights. However, after the earlier to occur of the two time periods above, the stockholder rights plan may not be amended in any manner that would adversely affect the interests of the holders of the rights, excluding the interests of the acquiror.

Termination of Rights.  If not previously exercised, the rights will expire on August 27, 2011 unless we earlier redeem or exchange the rights or accelerate or extend the expiration date as provided in the stockholder rights plan.

Limitation of Personal Liability of Directors and Officers

Our certificate of incorporation provides that our directors are entitled to the benefits of all limitations on the liability of directors that are now or hereafter become available under the DGCL. The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. The DGCL does not permit exculpation for liability:

➢	for any breach of the director’s duty of loyalty to us or our stockholders,

➢	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

➢	under section 174 of the Delaware law, which pertains, among other things, to liability for the unlawful payment of dividends, or

➢	for any transaction from which the director derived an improper personal benefit. (Section 7.01)

In addition, our certificate of incorporation provides that we will indemnify any person who is or was a director or officer of ours, or is or was serving at our request as a director, officer or trustee of another corporation, trust or other enterprise, with respect to actions taken or omitted by such person in any capacity in which such person serves us or such other corporation, trust or other enterprise, to the full extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification will continue as to a person who has ceased to be a director, officer or trustee, as the case may be, and will inure to the benefit of such person’s heirs, executors and personal and legal representatives. (Section 7.02)

In addition, our certificate of incorporation provides that a corporation may advance to a director or officer expenses incurred in defending any action upon receipt of an undertaking by the director or officer to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification. (Section 7.03)

The limitation of liability, indemnification and advancement of expenses provisions in our certificate of incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers in accordance with these indemnification provisions.

Transfer Agent and Registrar

BNY Mellon Shareowner Services serves as the registrar and transfer agent for our common stock. The transfer agent for any series of preferred stock covered by this prospectus will be identified in the prospectus supplement relating to that series of preferred stock.

Stock Exchange Listing

Our common stock is listed on the New York Stock Exchange under the trading symbol “ABC.” We have not yet determined whether any series of preferred stock covered by this prospectus will be listed on any exchange, inter-dealer quotation system or over-the-counter market. If we decide to seek listing of any series of preferred stock upon issuance, the prospectus supplement relating to that series of preferred stock will disclose the exchange, quotation system or market on which such preferred stock will be listed.

DESCRIPTION OF DEBT SECURITIES

The debt securities will be issued under an indenture between us and U.S. Bank National Association, as trustee, or any other trustee named in the applicable prospectus supplement. We have filed a form of the indenture with the SEC as an exhibit to the registration statement of which this prospectus forms a part. The following summary of certain general terms and provisions of the indenture is not complete and is qualified in its entirety by reference to the indenture. Throughout the summary we have included parenthetical references to the indenture sections to help you locate the provisions being discussed. The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended.

When we offer to sell a particular series of debt securities, we will describe the specific terms for the securities in a prospectus supplement. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities. Accordingly, for a description of the terms of a particular series of debt securities, reference must be made to both the prospectus supplement relating thereto and to the following summary.

As used in this section of the prospectus, references to “holders” mean those who own debt securities registered in their own names on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries. Owners of beneficial interests in the debt securities should read the section below entitled “Legal Ownership of Debt Securities.”

General

The indenture provides that we may issue unsecured senior or subordinated debt securities from time to time in one or more series, with different terms. The senior debt securities will constitute unsecured and unsubordinated obligations of ours and will rank pari passu with our other unsecured and unsubordinated obligations. The subordinated debt securities will constitute our unsecured and subordinated obligations and will be junior in right of payment to our “senior indebtedness” (including senior debt securities), as described below under the heading “Subordinated Debt.” Because the debt securities (both senior and subordinated) will be our unsecured obligations, our secured debt and other secured obligations will be effectively senior to the debt securities to the extent of the value of the assets securing such debt or other obligations.

We conduct most of our operations through subsidiaries. Consequently, our ability to pay our obligations, including our obligation to pay principal or interest on the debt securities, to pay the debt securities at maturity or upon redemption or to buy the debt securities may depend on our subsidiaries repaying investments and advances we have made to them, and on our subsidiaries’ earnings and their distributing those earnings to us. The debt securities will be effectively subordinated to all obligations (including trade payables and preferred stock obligations) of our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the debt securities or to make funds available to us to do so. Our subsidiaries’ ability to pay dividends or make other payments or advances to us will depend on their operating results and will be subject to applicable laws and contractual restrictions. The indenture does not limit our subsidiaries’ ability to enter into other agreements that prohibit or restrict dividends or other payments or advances to us.

The indenture does not limit the amount of debt securities that we may issue. We have the right, from time to time, to issue debt securities of any series previously issued. (Section 3.01)

The prospectus supplement will describe the terms of any debt securities being offered, including:

➢	classification as senior or subordinated debt securities;

➢	ranking of the specific series of debt securities relative to other outstanding indebtedness, including subsidiaries’ debt;

➢	if the debt securities are subordinated, the aggregate amount of outstanding indebtedness, as of a recent date, that is senior to the subordinated securities, and any limitation on the issuance of additional senior indebtedness;

➢	the designation, aggregate principal amount and authorized denominations;

➢	the maturity date;

➢	the interest rate, if any, and the method for calculating the interest rate;

➢	the interest payment dates and the record dates for the interest payments;

➢	any mandatory or optional redemption terms or prepayment, conversion, sinking fund or exchangeability or convertibility provisions;

➢	the place where we will pay principal and interest;

➢	if other than denominations of $1,000 or multiples of $1,000, the denominations the debt securities will be issued in;

➢	whether the debt securities will be issued in the form of global securities or certificates;

➢	the inapplicability of and additional provisions, if any, relating to the defeasance of the debt securities;

➢	the currency or currencies, if other than the currency of the United States, in which principal and interest will be paid;

➢	any material United States federal income tax consequences;

➢	the dates on which premium, if any, will be paid;

➢	our right, if any, to defer payment of interest and the maximum length of this deferral period;

➢	any listing on a securities exchange;

➢	the initial public offering price; and

➢	other specific terms, including any additional events of default or covenants. (Section 3.01)

Subordinated Debt

Subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner set forth in the indenture, to all of our “senior indebtedness.” The indenture defines “senior indebtedness” as all obligations or indebtedness of, or guaranteed or assumed by, us for borrowed money whether or not represented by bonds, debentures, notes or other similar instruments, and amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligation, in each case, whether outstanding on the date hereof or the date the subordinated debt securities are issued or created, incurred, or thereafter guaranteed or assumed. “Senior indebtedness” does not include the subordinated debt securities or any other obligations specifically designated as being subordinate in right of payment to senior indebtedness. (Section 13.01).

In general, the holders of all senior indebtedness are first entitled to receive payment of the full amount unpaid on senior indebtedness before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events. (Section 13.01) These events include:

➢	any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings which concern us or a substantial part of our property;

➢	a default having occurred for the payment of principal, premium, if any, or interest on or other monetary amounts due and payable on any senior indebtedness or any other default having occurred concerning any senior indebtedness, which permits the holder or holders of any senior indebtedness to accelerate the maturity of any senior indebtedness with notice or lapse of time, or both. Such an event of default must have continued beyond the period of grace, if any, provided for such event of default, and such an event of default shall not have been cured or waived or shall not have ceased to exist; or

➢	the principal of, and accrued interest on, any series of the subordinated debt securities having been declared due and payable upon an event of default pursuant to section 5.02 of the indenture. This declaration must not have been rescinded and annulled as provided in the indenture. (Sections 13.02, 13.03, 13.04, and 13.05)

Because the subordinated debt securities will be our unsecured obligations, our secured debt and other secured obligations will also be effectively senior to the subordinated debt securities to the extent of the value of the assets securing such debt or other obligations.

Events of Default

When we use the term “Event of Default” in the indenture with respect to the debt securities of any series, here are some examples of what we mean:

(1) default in paying interest on the debt securities when it becomes due and the default continues for a period of 30 days or more;

(2) default in paying principal, or premium, if any, on the debt securities when due;

(3) default is made in the payment of any sinking or purchase fund or analogous obligation when the same becomes due, and such default continues for 30 days or more;

(4) default in the performance, or breach, of any covenant in the indenture (other than defaults specified in clause (1), (2) or (3) above) and the default or breach continues for a period of 90 days or more after we receive written notice from the trustee or we and the trustee receive notice from the holders of at least 51% in aggregate principal amount of the outstanding debt securities of the series;

(5) certain events of bankruptcy, insolvency, reorganization, administration or similar proceedings with respect to AmerisourceBergen Corporation has occurred; or

(6) any other Events of Default set forth in the prospectus supplement. (Section 5.01)

If an Event of Default (other than an Event of Default specified in clause (5)) under the indenture occurs with respect to the debt securities of any series and is continuing, then the trustee or the holders of at least 51% in principal amount of the outstanding debt securities of that series may by written notice require us to repay immediately the entire principal amount of the outstanding debt securities of that series (or such lesser amount as may be provided in the terms of the securities), together with all accrued and unpaid interest and premium, if any. (Section 5.02) If an Event of Default under the indenture specified in clause (5) occurs and is continuing, then the entire principal amount of the outstanding debt securities (or such lesser amount as may be provided in the terms of the securities) will automatically become due and payable immediately without any declaration or other act on the part of the trustee or any holder. (Section 5.02)

After a declaration of acceleration, the holders of a majority in principal amount of outstanding debt securities of any series may rescind this accelerated payment requirement if all existing Events of Default, except for nonpayment of the principal and interest on the debt securities of that series that has become due solely as a result of the accelerated payment requirement, have been cured or waived and if the rescission of acceleration would not conflict with any judgment or decree. (Section 5.02) The holders of a majority in principal amount of the outstanding debt securities of any series also have the right to waive past defaults, except a default in paying principal or interest on any outstanding debt security, or in respect of a covenant or a provision that cannot be modified or amended without the consent of all holders of the debt securities of that series. (Section 5.13)

Holders of at least 51% in principal amount of the outstanding debt securities of a series may seek to institute a proceeding only after they have notified the trustee of a continuing Event of Default in writing and made a written request, and offered reasonable indemnity, to the trustee to institute a proceeding and the trustee has failed to do so within 60 days after it received this notice. In addition, within this 60-day period the trustee must not have received directions inconsistent with this written request by holders of a majority in principal amount of the outstanding debt securities of that series. (Section 5.07) These limitations do not apply, however, to a suit instituted by a holder of a debt security for the enforcement of the payment of principal, interest or any premium on or after the due dates for such payment. (Section 5.08)

During the existence of an Event of Default, the trustee is required to exercise the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent man would under the circumstances in the conduct of that person’s own affairs. (Section 6.01) If an Event of Default has occurred and is continuing, the trustee is not under any obligation to exercise any of its rights or powers at the request or direction of any of the holders unless the holders have offered to the trustee reasonable security or indemnity. (Section 5.07) Subject to certain provisions, the holders of a majority in principal amount of the outstanding debt securities of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust, or power conferred on the trustee. (Section 5.12)

The trustee will, within 90 days after any default occurs, give notice of the default to the holders of the debt securities of that series, unless the default was already cured or waived. Unless there is a default in paying principal, interest or any premium when due, the trustee can withhold giving notice to the holders if it determines in good faith that the withholding of notice is in the interest of the holders. (Section 6.02)

Modification and Waiver

The indenture may be amended or modified without the consent of any holder of debt securities in order to:

➢	evidence a succession of the trustee;

➢	cure ambiguities, defects or inconsistencies;

➢	provide for the assumption of our obligations in the case of a merger or consolidation or transfer of all or substantially all of our assets;

➢	make any change that would provide any additional rights or benefits to the holders of the debt securities of a series;

➢	add guarantors with respect to the debt securities of any series;

➢	secure the debt securities of a series;

➢	establish the form or forms of debt securities of any series;

➢	maintain the qualification of the indenture under the Trust Indenture Act; or

➢	make any change that does not adversely affect in any material respect the interests of any holder. (Section 9.01)

Other amendments and modifications of the indenture or the debt securities issued may be made with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding debt securities of each series affected by the amendment or modification. However, no modification or amendment may, without the consent of the holder of each outstanding debt security affected:

➢	reduce the principal amount, or extend the fixed maturity, of the debt securities;

➢	alter or waive the redemption provisions of the debt securities;

➢	change the currency in which principal, any premium or interest is paid;

➢	reduce the percentage in principal amount outstanding of debt securities of any series which must consent to an amendment, supplement or waiver or consent to take any action;

➢	impair the right to institute suit for the enforcement of any payment on the debt securities;

➢	waive a payment default with respect to the debt securities or any guarantor;

➢	reduce the interest rate or extend the time for payment of interest on the debt securities;

➢	adversely affect the ranking of the debt securities of any series; or

➢	release any guarantor from any of its obligations under its guarantee or the indenture, except in compliance with the terms of the indenture. (Section 9.02)

Consolidation, Merger or Sale of Assets

The indenture provides that we may consolidate or merge with or into, or convey or transfer all or substantially all of our assets to, any entity (including, without limitation, a limited partnership or a limited liability company); provided that:

➢	we will be the surviving corporation or, if not, that the successor will be a corporation that is organized and validly existing under the laws of any state of the United States of America or the District of Columbia and will expressly assume by a supplemental indenture our obligations under the indenture and the debt securities;

➢	immediately after giving effect to such transaction, no Event of Default, and no default or other event which, after notice or lapse of time, or both, would become an Event of Default, will have happened and be continuing; and

➢	we will have delivered to the trustee an opinion of counsel, stating that such consolidation, merger, conveyance or transfer complies with the indenture. (Section 8.01)

In the event of any such consolidation, merger, conveyance, transfer or lease, any such successor will succeed to and be substituted for us as obligor on the debt securities with the same effect as if it had been named in the indenture as obligor. (Section 8.02)

No Restrictive Covenants; No Protection in the Event of a Change of Control

Unless otherwise indicated in a prospectus supplement applicable to a particular series of debt securities, the indenture will not contain any restrictive covenants, including covenants restricting either us or our subsidiaries from:

➢	entering into one or more additional indentures providing for the issuance of debt securities;

➢	from incurring, assuming, or becoming liable with respect to any indebtedness or other obligation, whether secured or unsecured;

➢	from entering into sale and leaseback transactions;

➢	from paying dividends or making other distributions on our respective capital stock; or

➢	from purchasing or redeeming our respective capital stock.

Also, unless otherwise indicated in a prospectus supplement applicable to a particular series of debt securities, the indenture will not contain any financial ratios or specified levels of net worth or liquidity to which either we or our subsidiaries must adhere or contain any provision that would require us to repurchase, redeem, or otherwise modify the terms of any of the debt securities upon a change in control or other event involving us that may adversely affect our creditworthiness or the value of the debt securities.

Satisfaction, Discharge and Covenant Defeasance

We may terminate our obligations under the indenture, when:

➢	either:

o	all debt securities of any series issued that have been authenticated and delivered have been delivered to the trustee for cancellation; or

o	all the debt securities of any series issued that have not been delivered to the trustee for cancellation have become due and payable, will become due and payable within one year, or are to be called for redemption within one year and we have made arrangements satisfactory to the trustee for the giving of notice of redemption by such trustee in our name and at our expense, and in each case, we have irrevocably deposited or caused to be deposited with the trustee sufficient funds to pay and discharge the entire indebtedness on the series of debt securities to pay principal, interest and any premium; and

➢	we have paid or caused to be paid all other sums then due and payable under the indenture; and

➢	we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with. (Section 4.01)

We may elect to have our obligations under the indenture discharged with respect to the outstanding debt securities of any series (“legal defeasance”). Legal defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding debt securities of such series under the indenture, except for:

➢	the rights of holders of the debt securities to receive principal, interest and any premium when due;

➢	our obligations with respect to the debt securities concerning issuing temporary debt securities, registration of transfer of debt securities, mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payment for security payments held in trust;

➢	the rights, powers, trusts, duties and immunities of the trustee; and

➢	the defeasance provisions of the indenture. (Section 4.01)

In addition, we may elect to have our obligations released with respect to certain covenants in the indenture (“covenant defeasance”). Any omission to comply with these obligations will not constitute a default or an Event of Default with respect to the debt securities of any series. In the event covenant defeasance occurs, certain events, not including non-payment, bankruptcy and insolvency events, described under “Events of Default” above will no longer constitute an Event of Default for that series. (Section 4.03)

In order to exercise either legal defeasance or covenant defeasance with respect to outstanding debt securities of any series:

➢	we must irrevocably have deposited or caused to be deposited with the trustee as trust funds for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the holders of the debt securities of a series:

o	money in an amount;

o	U.S. government obligations (or equivalent government obligations in the case of debt securities denominated in other than U.S. dollars or a specified currency) that will provide, not later than one day before the due date of any payment, money in an amount; or

o	a combination of money and U.S. government obligations (or equivalent government obligations, as applicable),

in each case sufficient, in the written opinion (with respect to U.S. or equivalent government obligations or a combination of money and U.S. or equivalent government obligations, as applicable) of a nationally recognized firm of independent registered public accountants to pay and discharge, and which shall be applied by the trustee to pay and discharge, all of the principal (including mandatory sinking fund payments), interest and any premium at due date or maturity;

➢	in the case of legal defeasance, we have delivered to the trustee an opinion of counsel stating that, under then applicable federal income tax law, the holders of the debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge to be effected and will be subject to the same federal income tax as would be the case if the deposit, defeasance and discharge did not occur;

➢	in the case of covenant defeasance, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and covenant defeasance to be effected and will be subject to the same federal income tax as would be the case if the deposit and covenant defeasance did not occur;

➢	no Event of Default or default with respect to the outstanding debt securities of that series has occurred and is continuing at the time of such deposit after giving effect to the deposit or, in the case of legal defeasance, no default relating to bankruptcy or insolvency has occurred and is continuing at any time on or before the 91st day after the date of such deposit, it being understood that this condition is not deemed satisfied until after the 91st day;

➢	the legal defeasance or covenant defeasance will not cause the trustee to have a conflicting interest within the meaning of the Trust Indenture Act, assuming all debt securities of a series were in default within the meaning of such Act;

➢	the legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are a party;

➢	the legal defeasance or covenant defeasance will not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless the trust is registered under such act or exempt from registration; and

➢	we have delivered to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent with respect to the defeasance or covenant defeasance have been complied with. (Sections 4.01 and 4.02)

Governing Law

Unless otherwise stated in the prospectus supplement, the debt securities and the indentures will be governed by New York law. (Section 1.12)

No Personal Liability of Directors, Officers, Stockholders or Employees

The indenture provides that there will be no recourse against any of our incorporators, stockholders, directors, officers or employees, past, present or future, for the payment of the principal of, premium, if any, or the interest, if any, on any securities of any series authenticated and delivered from time to time under the indenture, or for any claim based on such securities, or upon any obligation, covenant or agreement of the indenture. The indenture also provides that all such securities are solely corporate obligations, and that no personal liability attaches or will attach to any such incorporator, stockholder, director, officer or employee because of the incurring of the indebtedness authorized under the indenture. Each holder, as a condition of, and as part of the consideration for, the execution of the indenture and the issuance of such debt securities, waives and releases all such personal liability.

Concerning our Relationship with the Trustee

U.S. Bank is a participating lender in connection with our senior unsecured revolving credit facility, which we generally refer to as our “multi-currency revolving credit facility”. In addition, U.S. Bank provides certain cash management services to us and our subsidiaries.

Transfer and Exchange

The debt securities may be presented for exchange, and debt securities other than a global security may be presented for registration of transfer, at the principal corporate trust office or agency of the trustee. Holders will not have to pay any service charge for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with such registration of transfer or exchange of debt securities. (Section 3.05)

Legal Ownership of Debt Securities

Unless the prospectus supplement specifies otherwise, we will issue debt securities initially in the form of a global security. However, we may elect to issue debt securities in fully registered form. We refer to those who have debt securities registered in their own names on the books that we or our agent maintain for this purpose as the “holders” of those debt securities. These persons are the legal holders of the debt securities. We refer to those who, indirectly through others, own beneficial interests in debt securities that are not registered in their own names as “indirect holders” of those debt securities. As we discuss below, indirect holders are not legal holders, and investors in debt securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

If we issue debt securities in global — i.e., book-entry — form, the debt securities will be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the debt securities on behalf of themselves or their customers.

For registered debt securities, only the person in whose name a debt security is registered is recognized under the indenture as the holder of that debt security. (Section 3.08) Debt securities issued in global form will be issued in the form of a global security registered in the name of the depositary or its nominees. Consequently, for debt securities issued in global form, we will recognize only the depositary as the holder of the debt securities and we will make all payments on the debt securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the debt securities.

As a result, investors in a book-entry security will not own debt securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the debt securities are issued in global form, investors will be indirect holders, and not holders, of the debt securities.

In the future, we may terminate a global security under the circumstances specified below under the heading “What Is a Global Security? — Special Situations When a Global Security Will Be Terminated” or issue debt securities initially in non-global form. In these cases, investors may choose to hold their debt securities in their own names or in “street name.” Debt securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those debt securities through an account he or she maintains at that institution.

For debt securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities and we will make all payments on those debt securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold debt securities in street name will be indirect holders, not holders, of those debt securities.

Legal Holders

Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to the legal holders of the debt securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a debt security or has no choice because we are issuing the debt securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose — e.g., to amend the applicable indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the applicable indenture — we would seek approval only from the holders, and not the indirect holders, of the debt securities. Whether and how the holders contact the indirect holders is up to the holders.

When we refer below to “you,” we mean those who invest in the debt securities being offered by this prospectus, whether they are the holders or only indirect holders of those debt securities. When we refer to “your debt securities,” we mean the debt securities in which you hold a direct or indirect interest.

Special Considerations for Indirect Holders

If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

➢	how it handles securities payments and notices;

➢	whether it imposes fees or charges;

➢	how it would handle a request for the holders’ consent, if ever required;

➢	whether and how you can instruct it to send you debt securities registered in your own name so you can be a holder, if that is permitted in the future;

➢	how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests; and

➢	if the debt securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

What Is a Global Security?

A global security is a security that represents one or more debt securities and is held by a depositary. Generally, all debt securities represented by the same global securities will have the same terms.

Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution that we select or its nominees. The financial institution that we select for this purpose is called the depositary.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under the heading “Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the debt security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular debt security indicates that the debt security will be issued in global form only, then the debt security will be represented by a global security at all times unless and until the global security is terminated. We describe the situations in which this can occur below under the heading “Special Situations When a Global Security Will Be Terminated.” If termination occurs, we may issue the debt securities through another book-entry clearing system or decide that the debt securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of debt securities and instead deal only with the depositary that holds the global security.

If debt securities are issued only in the form of a global security, an investor should be aware of the following:

➢	An investor cannot cause the debt securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the debt securities, except in the special situations we describe below;

➢	An investor will be an indirect holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities, as we describe under the heading “Legal Ownership of Debt Securities” above;

➢	An investor may not be able to sell interests in the debt securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

➢	An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

➢	The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

➢	The depositary may require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your broker or bank may require you to do so as well; and

➢	Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated

In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own bank or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above under the heading “Legal Ownership of Debt Securities.”

The global security will terminate when the following special situations occur:

➢	if the depositary notifies us that it is unwilling, unable or no longer permitted under applicable law to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days; or

➢	if we notify the trustee that we wish to terminate that global security.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary — and not we or the trustee — is responsible for deciding the names of the institutions that will be the initial direct holders.

DESCRIPTION OF DEPOSITARY SHARES

The following summary of certain provisions of the depositary shares is not complete and is subject to, and qualified in its entirety by reference to, the provisions of the depositary agreement and related depositary receipts that will be filed with the SEC in connection with the offering of such depositary shares. You should refer to the provisions of the applicable depositary agreement and related depositary receipt and applicable prospectus supplement for more specific information about the depositary shares we may offer. If any particular terms of the depositary agreements and related depositary receipts described in the applicable prospectus supplement differ from any of the terms described herein, then the terms described herein will be deemed superseded by that prospectus supplement.

General

We may offer fractional shares of preferred stock, rather than full shares of preferred stock. If we decide to offer fractional shares of our preferred stock, we will issue receipts for depositary shares. Each depositary share will represent a fraction of a share of a particular series of our preferred stock, and the applicable prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a depositary that is a bank or trust company that meets certain requirements and is selected by us. The depositary will be specified in the applicable prospectus supplement. Each owner of a depositary share will be entitled to all of the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of our preferred stock in accordance with the terms of the offering.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received by it in respect of the preferred stock to the record holders of depositary shares relating to such preferred shares in proportion to the numbers of depositary shares held on the relevant record date.

In the event of a distribution other than in cash, the depositary will distribute securities or property received by it to the record holders of depositary shares in proportion to the numbers of depositary shares held on the relevant record date, unless the depositary determines that it is not feasible to make such distribution. In that case, the depositary may make the distribution by such method as it deems equitable and practicable. One such possible method is for the depositary to sell the securities or property and then distribute the net proceeds from the sale as provided in the case of a cash distribution.

Redemption of Depositary Shares

Whenever we redeem the preferred stock, the depositary will redeem a number of depositary shares representing the same number of shares of preferred stock so redeemed. If fewer than all of the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot, pro rata or by any other equitable method as the depositary may determine.

Voting of Underlying Shares

Upon receipt of notice of any meeting at which the holders of our preferred stock of any series are entitled to vote, the depositary will mail the information contained in the notice of the meeting to the record holders of the depositary shares relating to that series of preferred stock. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary as to the exercise of the voting rights represented by the number of shares of preferred stock underlying the holder’s depositary shares. The depositary will endeavor, to the extent it is practical to do so, to vote the number of whole shares of preferred stock underlying such depositary shares in accordance with such instructions. We will agree to take all action that the depositary may deem reasonably necessary in order to enable the depositary to do so. To the extent the depositary does not receive specific instructions from the holders of depositary shares relating to such preferred shares, it will abstain from voting such shares of preferred stock.

Withdrawal of Shares

Upon surrender of depositary receipts representing any number of whole shares at the depositary’s office, unless the related depositary shares previously have been called for redemption, the holder of the depositary shares evidenced by the depositary receipts will be entitled to delivery of the number of whole shares of the related series of preferred stock and all money and other property, if any, underlying such depositary shares. However, once such an exchange is made, the preferred stock cannot thereafter be redeposited in exchange for depositary shares. Holders of depositary shares will be entitled to receive whole shares of the related series of preferred stock on the basis set forth in the applicable prospectus supplement. If the depositary receipts delivered by the holder evidence a number of depositary shares representing more than the number of whole shares of preferred stock of the related series to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares.

Amendment and Termination of Depositary Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the applicable depositary agreement may at any time be amended by agreement between us and the depositary. We may, with the consent of the depositary, amend the depositary agreement from time to time in any manner that we desire. However, if the amendment would materially and adversely alter the rights of the existing holders of depositary shares, the amendment would need to be approved by the holders of at least a majority of the depositary shares then outstanding.

The depositary agreement may be terminated by us or the depositary if:

➢	all outstanding depositary shares have been redeemed; or

➢	there has been a final distribution in respect of the shares of preferred stock of the applicable series in connection with our liquidation, dissolution or winding up and such distribution has been made to the holders of depositary receipts.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to do so. We may remove a depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of appointment.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of any depositary arrangements. We will pay all charges of each depositary in connection with the initial deposit of the preferred shares of any series, the initial issuance of the depositary shares, any redemption of such preferred shares and any withdrawals of such preferred shares by holders of depositary shares. Holders of depositary shares will be required to pay any other transfer taxes.

Notices

Each depositary will forward to the holders of the applicable depositary shares all notices, reports and communications from us which are delivered to such depositary and which we are required to furnish the holders of the preferred stock represented by such depositary shares.

Miscellaneous

The depositary agreement contains provisions that limit our liability and the liability of the depositary to the holders of depositary shares. Both the depositary and we are also entitled to an indemnity from the holders of the depositary shares prior to bringing, or defending against, any legal proceeding. We or any depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred shares for deposit, holders of depositary shares or other persons believed by us to be competent and on documents believed by us or them to be genuine.

DESCRIPTION OF WARRANTS

The following summary of certain provisions of the warrants is not complete and is subject to, and qualified in its entirety by reference to, the provisions of the warrant and warrant agreement that will be filed with the SEC in connection with the offering of such warrants. You should refer to the provisions of the applicable warrant and warrant agreement and applicable prospectus supplement for more specific information about the warrants we offer. If any particular terms of the warrant or warrant agreement described in the applicable prospectus supplement differ from any of the terms described herein, then the terms described herein will be deemed superseded by that prospectus supplement.

General

We may issue warrants for the purchase of our common stock, preferred stock, debt securities, depositary shares, units or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified securities or indices, or any combination of the foregoing. Each series of warrants will be issued under a separate warrant agreement that we will enter into with a bank or trust company, as warrant agent, as detailed in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation, or agency or trust relationship, with you.

The prospectus supplement relating to a particular issue of warrants will describe the terms of those warrants, including, when applicable:

➢	the offering price;

➢	the currency or currencies, including composite currencies, in which the price of the warrants may be payable;

➢	the number of warrants offered;

➢	the securities underlying the warrants, including the securities of third parties or other rights, if any, to receive payment in cash or securities based on the value, rate or price of one or more specified securities or indices, or any combination of the foregoing, purchasable upon exercise of the warrants;

➢	the exercise price and the amount of securities you will receive upon exercise;

➢	the procedure for exercise of the warrants and the circumstances, if any, that will cause the warrants to be automatically exercised;

➢	the rights, if any, we have to redeem the warrants;

➢	the date on which the right to exercise the warrants will commence and the date on which the warrants will expire;

➢	the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security;

➢	U.S. federal income tax consequences;

➢	the name of the warrant agent; and

➢	other material terms of the warrants.

Warrants may be exercised in the manner specified in applicable prospectus supplement. Before the exercise of warrants, holders will not have any of the rights of holders of the securities purchasable upon exercise and will not be entitled to payments made to holders of those securities. After your warrants expire they will become void.

DESCRIPTION OF PURCHASE CONTRACTS

The following summary of certain provisions of the purchase contracts is not complete and is subject to, and qualified in its entirety by reference to, the provisions of the purchase contract that will be filed with the SEC in connection with the offering of such purchase contracts. You should refer to the provisions of the applicable purchase contract and applicable prospectus supplement for more specific information about the purchase contracts we offer. If any particular terms of the purchase contract described in the applicable prospectus supplement differ from any of the terms described herein, then the terms described herein will be deemed superseded by that prospectus supplement.

We may issue purchase contracts for the purchase or sale of debt or equity securities issued by us or securities of third parties, or a combination thereof, as specified in the applicable prospectus supplement. Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities at a specified purchase price, which may be a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable thereunder. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof, or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or pre-funded on some basis. The purchase contracts may also require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts will be issued under the indenture.

Material U.S. federal income tax considerations applicable to the purchase contracts will also be discussed in the applicable prospectus supplement.

DESCRIPTION OF UNITS

The following summary of certain provisions of the units is not complete and is subject to, and qualified in its entirety by reference to, the provisions of the unit agreement that will be filed with the SEC in connection with the offering of such units. You should refer to the provisions of the applicable unit agreement and applicable prospectus supplement for more specific information about the units we offer. If any particular terms of the unit described in the applicable prospectus supplement differ from any of the terms described herein, then the terms described herein will be deemed superseded by that prospectus supplement.

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, depositary shares, debt securities, shares of preferred stock, shares of common stock or any combination of such securities. The applicable prospectus supplement will describe:

➢	the terms of the units and of the purchase contracts, warrants, depositary shares, debt securities, preferred stock and common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

➢	a description of the terms of the unit agreement governing the units; and

➢	a description of the provisions for payment, settlement, transfer or exchange of the units.

PLAN OF DISTRIBUTION

We may offer and sell the securities under this prospectus from time to time in one or more of the following ways:

➢	through agents;

➢	to dealers;

➢	to underwriters;

➢	directly to other purchasers; or

➢	through a combination of any of these methods of sale.

The distribution of the securities may be made from time to time in one or more transactions, either:

➢	at a fixed price or prices, which may be changed;

➢	at market prices prevailing at the time of sale;

➢	at prices related to prevailing market prices;

➢	at prices determined by an auction process; or

➢	at negotiated prices.

Through Agents

We and the agents designated by us may solicit offers to purchase securities. Agents that participate in the distribution of securities may be deemed underwriters under the Securities Act of 1933, as amended (which we refer to as the “Securities Act”). Any agent will be acting on a “best efforts” basis for the period of its appointment, unless we indicate differently in the prospectus supplement.

To Dealers

The securities may be sold to a dealer as principal. The dealer may then resell the securities to the public at varying prices determined by it at the time of resale. The dealer may be deemed to be an underwriter under the Securities Act.

To Underwriters

We may sell securities to one or more underwriters under an underwriting agreement that we enter into with them at the time of sale. The names of the underwriters will be set forth in the prospectus supplement, which will be used by the underwriters to resell the securities.

In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with such a transaction, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle such sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of a derivative transaction to close out any related open borrowings of stock. We otherwise may loan or pledge securities to a financial institution or other third party that in turn may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities, in either case using this prospectus and the applicable prospectus supplement.

Direct Sales

We may sell securities directly to you, without the involvement of underwriters or agents.

General Information

Any underwriters or agents will be identified and their compensation described in the prospectus supplement applicable to such offering.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make.

Underwriters, dealers and agents (or one ore more of their respective affiliates) may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

VALIDITY OF SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered by this prospectus will be passed upon for us by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of AmerisourceBergen Corporation appearing in our Annual Report on Form 10-K for the year ended September 30, 2008 (including schedules appearing therein), and the effectiveness of our internal control over financial reporting as of September 30, 2008, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

AmerisourceBergen Corporation

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     % Senior Notes due 2019